UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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QUALITY SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUALITY SYSTEMS, INC.

18111 Von Karman Avenue, Suite 800

Irvine, California 92612

________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 14, 2018

To the Shareholders of Quality Systems, Inc.:

The annual meeting of shareholders of Quality Systems, Inc., known to our clients as NextGen Healthcare, will be held at the Marriott Hotel located at 18000 Von Karman Avenue, Irvine, California 92612 on August 14, 2018, at 9:00 a.m. Pacific Time, for the following purposes:

1.

Proposal 1:  To elect nine persons to serve as directors of our company until the 2019 annual meeting of shareholders. Our nominees for election to our Board of Directors (“ Board ”) are named in the attached proxy statement, which is a part of this notice;

2.	Proposal 2: To conduct an advisory vote to approve the compensation for our named executive officers (i.e., “Say-on-Pay”);
3.	Proposal 3: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019; and
4.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

All shareholders are cordially invited to attend the annual meeting in person. Only shareholders of record at the close of business on June 18, 2018, are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements of the annual meeting.

Whether or not you plan to attend the annual meeting, please complete and sign the enclosed proxy card and return it in the enclosed addressed envelope. Your promptness in returning the proxy card will assist in the expeditious and orderly processing of the proxy and will assure that you are represented at the annual meeting even if you cannot attend the meeting in person. You may also vote by telephone or internet by following the instructions on the proxy card. If you return your proxy card or vote by telephone or internet, you may nevertheless attend the annual meeting and vote your shares in person. Shareholders whose shares are held in the name of a broker or other nominee and who desire to vote in person at the meeting should bring with them a legal proxy.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF OUR DIRECTOR NOMINEES NAMED ON THE ENCLOSED PROXY CARD. OUR BOARD ALSO RECOMMENDS A VOTE “FOR” PROPOSAL 2, AND A VOTE “FOR” PROPOSAL 3.

By Order of the Board of Directors,

QUALITY SYSTEMS, INC.

Jeffrey D. Linton

Executive Vice President, General Counsel and Secretary

Irvine, California

June 29, 2018

18111 Von Karman Avenue, Suite 800

Irvine, California 92612

______________

QUALITY SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 14, 2018

PROXY STATEMENT

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors (“Board”) of Quality Systems, Inc., known to our clients as NextGen Healthcare (“Quality Systems,” “NextGen Healthcare,” the “Company,” “us,” “we” or “our”) for use at our annual meeting of shareholders to be held at the Marriott Hotel located at 18000 Von Karman Avenue, Irvine, California 92612, on August 14, 2018, at 9:00 a.m. Pacific Time, and at any and all adjournments and postponements thereof. All shares represented by each properly submitted and unrevoked proxy received in advance of the annual meeting will be voted in the manner specified therein.

Any shareholder has the power to revoke the shareholder’s proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to our Secretary prior to or at the annual meeting, by voting again on the internet or by telephone (only your latest internet or telephone proxy submitted prior to 11:59 P.M. Eastern Time on August 13, 2018 will be counted), by submitting to our Secretary, prior to or at the annual meeting, a later dated proxy card executed by the person executing the prior proxy, or by attendance at the annual meeting and voting in person by the person submitting the prior proxy.

Any shareholder who holds shares in street name and desires to vote in person at the annual meeting should inform the shareholder’s broker of that desire and request a legal proxy from the broker. The shareholder will need to bring the legal proxy to the annual meeting along with valid picture identification such as a driver’s license or passport, in addition to documentation indicating share ownership. If the shareholder does not receive the legal proxy in time, then the shareholder should bring to the annual meeting the shareholder’s most recent brokerage account statement showing that the shareholder owned Quality Systems, Inc. common stock as of the record date. Upon submission of proper identification and ownership documentation, we should be able to verify ownership of common stock and admit the shareholder to the annual meeting; however, the shareholder will not be able to vote at the annual meeting without a legal proxy. Shareholders are advised that if they own shares in street name and request a legal proxy, any previously executed proxy will be revoked, and the shareholder’s vote will not be counted unless the shareholder appears at the annual meeting and votes in person or legally appoints another proxy to vote on its behalf.

We will bear all expenses in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and employees may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

This proxy statement, the accompanying proxy card and our 2018 annual report are being made available to our shareholders on or about June 29, 2018.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on August 14, 2018.

This proxy statement, the notice of our 2018 annual meeting of shareholders and the Company’s 2018 annual report to shareholders are available on our website at http://investor.qsii.com/annual-report-and-proxy.

OUTSTANDING SHARES AND VOTING RIGHTS

Only holders of record of the 64,185,586 shares of our common stock outstanding at the close of business on the record date, June 18, 2018, are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof. A majority of the outstanding shares, represented in person or by proxy, will constitute a quorum for the transaction of business. All properly submitted and unrevoked proxies will be counted in determining the presence of a quorum, including those providing for abstention or withholding of authority and those submitted by brokers voting without beneficial owner instruction and exercising a non-vote on certain matters.

Each shareholder will be entitled to one vote, in person or by proxy, for each share of common stock held on the record date. However, under our Bylaws and California law, if any shareholder gives notice at the annual meeting, prior to the voting, of an intention to cumulate the shareholder’s votes in the election of directors, then all shareholders entitled to vote at the annual meeting may cumulate their votes in the election of directors. Cumulative voting means that a shareholder has the right to give any one candidate who has been properly placed in nomination a number of votes equal to the number of directors to be elected multiplied by the number of shares the shareholder is entitled to vote, or to distribute such votes on the same principle among as many properly nominated candidates (up to the number of persons to be elected) as the shareholder may wish. If cumulative voting applies at the annual meeting, the cumulative number of votes a shareholder may cast in director elections will be equal to the number of shares held by such shareholder on the record date multiplied by nine (the number of directors to be elected at the annual meeting).

Whether the election of directors is by plurality vote or cumulative voting with respect to Proposal No. 1, the nine director nominees who receive the highest number of affirmative votes will be elected; abstentions and broker non-votes will have no effect on this proposal. See “Additional Information on the Mechanics of Cumulative Voting” below for more information on the operation of cumulative voting. In circumstances where there is a contested election and/or one or more of our shareholders demand that cumulative voting apply to the election of directors, our Board will provide instruction to the proxy holders to vote the proxies solicited hereby in such manner as to provide for the election of the maximum number of our director nominees (for whom authority is not otherwise specifically withheld) including, but not limited to, the prioritization of such nominees to whom such votes may be allocated. We have not received notice that any of our shareholders currently intends to invoke cumulative voting. In addition, because the Board has not nominated more than nine director nominees for election at the annual meeting, and because the deadline for the submission of director nominees for the 2018 annual meeting has passed, we believe it is less likely that cumulative voting will be invoked at the 2018 annual meeting.

Approval of Proposal No. 2, an advisory vote to approve the compensation of our named executive officers (i.e., “Say on Pay”), will be considered approved if the vote constitutes both: (i) the affirmative vote of a majority of common stock present in person or represented by proxy and voting on the proposal and (ii) the affirmative vote of a majority of the quorum. For purposes of this proposal, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes for or against the proposal. Abstentions and broker non-votes may affect the outcome under clause (ii) because abstentions and broker non-votes are counted for purposes of determining the quorum and have the effect of a vote against the proposal.

Approval of Proposal No. 3, the ratification of the appointment of our independent registered public accounting firm, is not required. However, this proposal will be considered approved if the vote constitutes both: (i) the affirmative vote of a majority of common stock present in person or represented by proxy and voting on the proposal and (ii) the affirmative vote of a majority of the quorum. For purposes of this proposal, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes for or against the proposal. Abstentions and broker non-votes may affect the outcome under clause (ii) because abstentions and broker non-votes are counted for purposes of determining the quorum and have the effect of a vote against the proposal.

Additional Information on the Mechanics of Cumulative Voting

In the event cumulative voting applies, all shareholders will have the right to cumulate their votes in the election of directors. Cumulative voting means that each shareholder may cumulate such shareholder’s voting power for the election by distributing a number of votes, determined by multiplying the number of shares held by the shareholder as of the record date by nine (the number of directors to be elected at the annual meeting). Such shareholder may distribute all of the votes to one individual director nominee, or distribute such votes among any two or more director nominees, as the shareholder chooses. If you do not specifically instruct otherwise, the proxy being solicited by our Board will confer upon the proxy holders the authority, in the event that cumulative voting applies, to cumulate votes at the instruction and discretion of our Board or any committee thereof so as to provide for the election of the maximum number of our director nominees (for whom authority is not otherwise specifically withheld) including, but not limited to, the prioritization of such nominees to whom such votes may be allocated. Using its authority, the Board may vote your shares for fewer than nine nominees.

If you elect to grant us your proxy and do not specifically instruct otherwise, you are authorizing the proxy holders to vote your shares in accordance with the discretion and at the instruction of the Board, including to cumulate your votes in favor of certain nominees (rather than allocating votes equally among the nominees) and to determine the specific allocation of votes to individual nominees. You may withhold your authority to vote for one or more nominees, in which case the Board will retain discretion to allocate your votes among our other nominees unless you specifically instruct otherwise. Under no circumstances may the proxy holders cast your votes for any nominee from whom you have withheld authority to vote.

For example, a proxy marked “FOR ALL EXCEPT” may only be voted for those of our director nominees for whom you have not otherwise specifically withheld authority to vote, a proxy marked “WITHHOLD ALL” may not be voted for any of our director nominees, and a proxy marked “FOR ALL” may be voted for all of our director nominees. In exercising its discretion with respect to cumulating votes, our Board may instruct, in its sole judgment, the proxy holders to cumulate and cast the votes represented by your proxy for any of our director nominees for whom you have not otherwise withheld authority. For example, if you grant a proxy with respect to shares representing 900 cumulative votes, and mark “FOR ALL EXCEPT” one of our director nominees, the Board may instruct the proxy holders to cast the 900 votes for any or all of our eight other director nominees; of those eight other director nominees, moreover, the Board may allocate the 900 votes among them as it determines, such that each of those other director nominees may receive unequal portions of the 900 votes or none at all.

In the event cumulative voting applies, unless you specifically instruct otherwise, the Board will instruct the proxy holders to cast the votes as to which voting authority has been granted so as to provide for the election of the maximum number of our director nominees, and will provide instructions as to the order of priority of the Board candidates in the event that fewer than all of our Board candidates are elected. The Board has not yet made any determination as to the order of priority of candidates to which it would allocate votes in the event cumulative voting applies, and expects to make this determination, if necessary, at the annual meeting. Accordingly, if you grant a proxy to us and have not specifically instructed otherwise, your shares will be voted for our director nominees at the discretion of the Board with respect to all of your shares (except that the Board will not be able to vote your shares for a candidate from whom you have withheld authority to vote). If you wish to exercise your own discretion as to allocation of votes among nominees, and you are a record holder of shares, you will be able to do so by attending the meeting and voting in person, by appointing another person as your representative to vote on your behalf at the meeting, or by providing us with specific instructions as to how to allocate your votes.

A holder of record who wishes to invoke cumulative voting must submit a proxy card by mail, check the box indicating the exercise of cumulative voting and hand mark the number of votes such holder wishes to allocate to each particular nominee next to the name of such nominee on the enclosed proxy card. A holder of record who wishes to provide vote allocation instructions, in the event that cumulative voting applies, must submit a proxy card by mail and should hand mark the number of votes such holder wishes to allocate to any particular nominee next to the name of such nominee on the enclosed proxy card. If you provide vote allocation instructions for less than all of the votes that you are entitled to cast, the proxy holders will retain discretionary authority to cast your remaining votes pursuant to the instructions of the Board, except for any nominee for whom you have withheld authority by marking the “FOR ALL EXCEPT” box. If you wish to grant the proxy holders discretionary authority to allocate votes among all our nominees you may check the “FOR ALL” box, but you are not required to do so. The proxy holders will retain discretionary authority to allocate votes among all our nominees except where you provide a specific instruction by hand marking the number of votes to be allocated or by marking the “FOR ALL EXCEPT” box.

Any shareholder who holds shares in street name and desires to specifically allocate votes among nominees, in the event cumulative voting applies, may do so by either informing the shareholder’s broker, banker or other custodian of the shareholder’s desire to attend the annual meeting, and requesting a legal proxy to attend the meeting, or by providing the broker, banker or other custodian with instructions as to how to allocate votes among nominees, which can then be delivered to the Company. Because each broker, banker or custodian has its own procedures and requirements, a shareholder holding shares in street name who wishes to allocate votes to specific nominees should contact its broker, banker or other custodian for specific instructions on how to obtain a legal proxy or provide vote allocation instructions.

We have not received notice that any of our shareholders currently intends to invoke cumulative voting. In addition, because the Board has not nominated more than nine director nominees for election at the annual meeting, and because the deadline for the submission of director nominees for the 2018 annual meeting has passed, we believe it is less likely that cumulative voting will be invoked at the 2018 annual meeting; however, in the event cumulative voting is invoked, the foregoing mechanics will apply.

Please note you will not be able to submit vote allocation instructions for director elections if you grant a proxy by telephone or the internet.

CAUTION CONCERNING FORWARD LOOKING STATEMENTS

Statements made in this proxy statement that are not historical in nature, or that state our or our management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements can often be identified by the use of forward-looking language, such as “could,” “should,” “will,” “will be,” “will lead,” “will assist,” “intended,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance. These forward-looking statements may include, without limitation, discussions of our product development plans, business strategies, future operations, financial condition and prospects, developments in and the impacts of government regulation and legislation and market factors influencing our results.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2018, as well as factors discussed elsewhere in this and other reports and documents we file with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year ended March 31, 2018, as well as in our other public disclosures and filings with the SEC.

ELECTION OF DIRECTORS

(Proposal No. 1)

Proposal No. 1 concerns the election of the following director nominees: John R. “Rusty” Frantz, Craig A. Barbarosh, George H. Bristol, Julie D. Klapstein, James C. Malone, Jeffrey H. Margolis, Morris Panner, Sheldon Razin and Lance E. Rosenzweig. The Nominating and Governance Committee has nominated each of these individuals for election as a director. Each of our director nominees has consented to being named in this proxy statement and has agreed to serve as a director if elected. Directors are elected at each annual meeting of shareholders and hold office until the next annual meeting or until their respective successors are duly elected and qualified. Each of our director nominees currently serves on the Board and was elected by the shareholders at the 2017 annual meeting of shareholders.

Certain information with respect to our nine director nominees is set forth below. Although we anticipate that each nominee will be available to serve as a director, if any nominee becomes unavailable to serve, the proxies will be voted for another person as may be or has been designated by our Board.

Unless the authority to vote for one or more of our director nominees has been withheld in a shareholder’s proxy or specific instructions to vote otherwise have been given, the persons named in the proxy as proxy holders intend to vote at the annual meeting “For” the election of each nominee presented below. In the event cumulative voting applies to the election of the directors, our Board will provide instruction to such proxy holders to vote the proxies solicited hereby in such manner as to provide for the election of the maximum number of our director nominees (for whom authority is not otherwise specifically withheld and to the extent no specific instructions otherwise are given) including, but not limited to, the prioritization of such nominees to whom such votes may be allocated.

At the annual meeting, in the event cumulative voting applies, unless you specifically instruct otherwise, the Board will instruct the proxy holders to cast the votes as to which voting authority has been granted so as to provide for the election of the maximum number of our director nominees, and will provide instructions as to the order of priority of the Board candidates in the event that fewer than all of our Board candidates are elected. The Board has not yet made any determination as to the order of priority of candidates to which it would allocate votes in the event cumulative voting applies, and expects to make this determination, if necessary, at the annual meeting.

In the election of directors, assuming a quorum is present, the nine nominees receiving the highest number of votes cast at the meeting will be elected directors.

All properly submitted and unrevoked proxies will be counted for purposes of determining whether a quorum is present, including those providing for abstention or withholding of authority and those submitted by brokers voting without beneficial owner instruction and exercising a non-vote on certain matters.

Based on definitions of independence established by The Nasdaq Stock Market (“Nasdaq”), SEC rules and regulations, guidelines established in our Bylaws, and the determinations of our Nominating and Governance Committee and our Board, Messrs. Barbarosh, Bristol, Malone, Margolis, Panner, Razin and Rosenzweig and Ms. Klapstein are independent. Mr. Frantz is a member of our management team and is a non-independent director.

The Nasdaq independence definition includes a series of objective tests, such as that the director or director nominee is not and has not been for the past three years an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq rules, our Board has made a subjective determination as to each independent director and director nominee that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment of such director or director nominee in carrying out his or her responsibilities as a director. In making these determinations, our Board reviewed and discussed information provided by our directors, director nominees and management with regard to each director’s and director nominee’s business and personal activities as they may relate to our management and us. The independent members of our Board meet periodically in executive session without management.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED BELOW AND LISTED ON THE PROXY CARD.

John R. “Rusty” Frantz, age 51, was appointed our President and Chief Executive Officer effective July 1, 2015. Previously, he served as Senior Vice President and General Manager, Global Dispensing Division, of CareFusion Corp., a San Diego-based global corporation serving the health care industry, providing products and services that assist hospitals in improving the safety and quality of care, from 2011 until March 2015, when CareFusion was acquired by Becton, Dickinson and Company. He also served from 2010 to 2011 as Vice President, Research and Development for CareFusion’s Pyxis business unit, from 2008 to 2010 as General Manager of CareFusion’s Pyxis Perioperative Solutions, and from 2007 to 2008 as CareFusion’s Vice President, Marketing, Supply Technologies. Prior to his employment with CareFusion, Mr. Frantz served as Vice President, Marketing, at Cerfidia Solutions, Vice President, Marketing and Product Management, at Amphire Solutions, Co-Founder and Vice President, Engineering, at OutPurchase, and held various other management positions in the health care industry. Mr. Frantz holds a Master of Science degree in engineering from Stanford University and a Bachelor of Science degree in engineering from the Maine Maritime Academy. Mr. Frantz’s position as our President and Chief Executive Officer, as well as his prior executive experience with other companies, provides our Board with the perspective of a person with significant executive management and healthcare information technology industry experience who is involved in the Company’s day to day activities.

Craig A. Barbarosh, age 50, is a director and has served as our Vice Chairman of the Board since November 2015. Mr. Barbarosh is a partner at the international law firm of Katten Muchin Rosenman LLP, a position he has held since June 2012. From January 1999 until June 2012, Mr. Barbarosh was a partner of the international law firm of Pillsbury Winthrop Shaw Pittman LLP. Mr. Barbarosh is a nationally recognized restructuring expert. He served in several leadership positions while a partner at Pillsbury including serving on the firm’s Board of Directors, as the Chair of the firm’s Board’s Strategy Committee, as a co-leader of the firm’s national Insolvency & Restructuring practice section and as the Managing Partner of the firm’s Orange County office. At Katten, Mr. Barbarosh served as a member of the firm’s Executive and Operating Committee from June 2012 through June 2016 and currently serves on the firm’s Board of Directors. Mr. Barbarosh received a Juris Doctorate from the University of the Pacific, McGeorge School of Law in 1992, with distinction, and a Bachelor of Arts in Business Economics from the University of California at Santa Barbara in 1989. Mr. Barbarosh received certificates from Harvard Business School for completing executive education courses on Private Equity and Venture Capital (2007), Financial Analysis for Business Evaluation (2010) and Effective Corporate Boards (2015). Mr. Barbarosh is also a frequent speaker and author on restructuring and governance topics. Mr. Barbarosh, as a practicing attorney specializing in the area of financial and operational restructuring and related mergers and acquisitions, provides our Board with experienced guidance on similar transactions involving our company. Mr. Barbarosh is also a director of Sabra Health Care REIT, Inc. (Nasdaq: SBRA) where he is the Chair of the Audit Committee and a member of the Compensation Committee, and a director of Aratana Therapeutics, Inc. (Nasdaq: PETX) where he is a member of the Compensation Committee.  Mr. Barbarosh previously served on the board of BioPharmX, Inc., (NYSE: BPMX) where he was the Chair of the Nominating and Governance Committee and a member of the Audit and Compensation Committees. Mr. Barbarosh has been a director since 2009.

George H. Bristol, age 69, is a director. Mr. Bristol is a Managing Director of Janas Associates, a corporate financial advisor, a position he has held since 2010. From August 2006 until March 2010 he served as Managing Director-Corporate Finance of Crowell Weedon & Co. From November 2002 until August 2006, he was a member and Chief Financial Officer of Vantis Capital Management, LLC, a registered investment advisor which managed the Vantis hedge funds totaling over $1.4 billion from November 2002. Prior to Vantis, he was an investment banker with several firms including Ernst & Young, Paine Webber, Prudential Securities and Dean Witter. He is a graduate of the University of Michigan and Harvard Business School. Mr. Bristol’s experience at Janas, WealthIntel, and Vantis, and his various corporate finance positions, provide our Board with insight from someone with direct responsibility for strategic and transactional financial matters. Mr. Bristol has been a director since 2008.

Julie D. Klapstein, age 63, is a director. Ms. Klapstein was the founding Chief Executive Officer of Availity, LLC, one of the nation’s largest health information networks optimizing the automated delivery of critical business and clinical information among healthcare stakeholders. Ms. Klapstein served as Availity’s Chief Executive Officer and board member from 2001 to 2011. She was the interim Chief Executive Officer at Medical Reimbursements of America, Inc., a private company, from February 2017 to June 2017. Ms. Klapstein’s more than thirty years of experience in the healthcare information technology industry include executive roles at Phycom, Inc. (President and Chief Executive Officer from 1996 to 2001), Sunquest Information Systems (Executive Vice President), Siemens Medical Systems Turnkey Systems Division, and GTE Health Systems. Ms. Klapstein is a director of Amedisys Inc., a public company, since April 2016, where she serves on the Compensation, Governance, and Quality committees. She also currently serves on the board of directors for several private companies and organizations, including eSolutions, Inc., which specializes in revenue cycle management solutions; Dominion Diagnostics, LLC, which specializes in laboratory services; Bottom Line Systems, which specializes in underpayments and denials for hospitals; and the Grand Canyon Association, which is the official nonprofit partner of the Grand Canyon National Park. Ms. Klapstein previously was a director for two public companies, Annie’s Homegrown/Annies, Inc. from January 2012 to September 2014, where she served on the Governance, Compensation, and Audit committees, and Standard Register Inc. from April 2011 to November 2014, where she served on the Governance, Compensation, and Audit committees. She also has been a director for multiple private companies. Ms. Klapstein earned her bachelor’s degree from Portland State University in Portland, Oregon. Ms. Klapstein will bring to our board extensive knowledge of the healthcare industry, relevant executive and management experience, and public company board experience. Ms. Klapstein has been a director since 2017.

James C. Malone, age 69, is a director. Mr. Malone has more than 35 years of financial leadership experience, having held the Chief Financial Officer position at several global healthcare companies. Currently, Mr. Malone is the Executive Vice President and Chief Financial Officer of XIFIN, Inc. a financial cloud computing company dedicated to optimizing the economics of healthcare, since February 2015. Mr. Malone served as the Chief Financial Officer and Executive Vice President of American Well Inc., a software technology and services company that brings healthcare into the homes and workplaces of patients, from September 2010 to January 2015. He served as Chief Financial Officer of Misys PLC, a multinational software company, from June 2007 to January 2009 and served as its Executive Vice President until January 2009. He joined Misys from The TriZetto Group, Inc., a provider of healthcare IT solutions and services to payers and providers, where he served as Chief Financial Officer from March 2004 to June 2007, Vice President of Finance from January 2004 until his appointment as Chief Financial Officer, Executive Vice President of Finance from January 2006 to June 2007, Senior Vice President of Finance from January 2004 until January 2006 and also served as its Principal Accounting Officer. Prior to this, he served as Chief Financial Officer, Senior Vice President and Chief Administrative Officer of IMS Health Inc., a provider of information, services and technology for the healthcare industry. He served as Senior Vice President and Controller of Cognizant Corporation from 1995 to 1997. Mr. Malone also held management positions at Dun & Bradstreet, Reuben H. Donnelley, and Siemens AG and served as audit manager at Price Waterhouse. He also served as an executive director of Misys PLC from June 2007 to January 2009 and served as director of Allscripts Healthcare Solutions, Inc. (alternate name, Allscripts-Misys Healthcare Solutions, Inc.), which provides practice management and electronic health record technology to healthcare providers, from October 2008 to January 2009. He also served as a director of Cognizant Technology Solutions, Inc. Mr. Malone received his BS in Accounting from St. Francis College in 1973 and attended Pace University for graduate work in tax. He received his Certified Public Accountant certification from the State of New York in 1975. Mr. Malone’s qualifications as a director include his experience as a Chief Financial Officer in the technology industry (including in the health care technology sector) and his experience as an executive officer and director of various companies. Mr. Malone has been a director since 2013.

Jeffrey H. Margolis, age 55, is a director and has served as our Chairman of the Board since November 2015. Currently, Mr. Margolis is chairman and CEO of Welltok, Inc., a healthcare consumer engagement and software-as-a-service enterprise. Mr. Margolis is Chairman Emeritus of TriZetto Corporation, a recognized leader of in the provision of health information technology for payers and providers and the originator of the industry-vertical SaaS model, where he served as the founding CEO beginning in 1997, served as Chairman and CEO until 2010 (publically traded on NASDAQ from October 1999 - August 2008), and continued as Chairman until October 2011. Mr. Margolis also served as Senior Executive Advisor to the Oliver Wyman Health Innovation Center, an organization that identifies and disseminates ideas and best practices that aim to transform healthcare, during 2012 and 2013. From 1989 to 1997, Mr. Margolis served as Senior Vice President and Chief Information Officer of FHP International Corp. and its predecessors, a publicly-traded company that focused on the delivery of managed group and individual health care insurance and hospital and ambulatory-based clinical services along with a broad array of healthcare ancillary services. Earlier in his career, Mr. Margolis served in various positions with Andersen Consulting including his final position as Manager, Healthcare Consulting. Mr. Margolis currently serves on the board of directors of Alignment Healthcare, Inc., a private, for-profit population health management entity, and TriNetX, Inc., a private, for-profit data and software-as-a-service entity that supports clinical trials. He has previously served on a variety of other for-profit boards. He also has served on a number of not-for-profit boards of directors. Mr. Margolis is currently a director of Hoag Hospital in Newport Beach, California. He is a member of the board of governors at Cedars-Sinai in Los Angeles, California and is on the Advisory Boards of the University of California at Irvine’s Center for Healthcare Management & Policy and Center for Digital Transformation. A published author on topics of healthcare information technology and systems, Mr. Margolis earned a bachelor’s degree in business administration/management information systems with high honors from the University of Illinois in 1984, and holds CPA certificates (currently inactive) in Colorado and Illinois. Mr. Margolis has been a director since 2014.

Morris Panner, age 55, is a director. Mr. Panner is a long tenured executive with expertise in both healthcare software companies, including SaaS capabilities, and the law. Currently, Mr. Panner is the Chief Executive Officer of Ambra Health (formerly DICOM Grid), a cloud-based healthcare software company that manages diagnostic imaging and related healthcare data. Prior to joining Ambra Health in September 2011, Mr. Panner was the Chief Executive Officer of Townflier, Inc. and related affiliates that provide group communications services, from May 2010 to August 2011. Previously, from April 2000 to May 2010, he was Chief Executive Officer of OpenAir, Inc., a SaaS project management company, which he led from start-up to its successful acquisition by NetSuite Inc., a provider of an integrated web-based business software suite, in 2008. Following the acquisition, Panner led the OpenAir division of NetSuite, during which time he oversaw the acquisition and integration of OpenAir’s nearest competitor, QuickArrow, Inc., as well as the expansion of OpenAir internationally. Mr. Panner served as Chairman of the Board of the Software Division of the Software and Information Industry Association and currently serves as a board member. Mr. Panner is a lawyer who served as an Assistant United States Attorney, the Resident Legal Advisor in Bogota, Columbia for the U.S. Department of Justice and as the Principal, Deputy Chief of the Narcotics and Dangerous Drug Section of the U.S. Department of Justice. He currently serves on the board of directors of Unanet Technologies, Inc., a software development company specializing in services automation solutions for project-based companies, where he has served since 2012, and on the board of Drug Strategies, a nonprofit research institution on issues of drug addiction and treatment. Mr. Panner was previously a director of the Washington Office on Latin America, a not-for-profit organization, from 2003 to 2009. Mr. Panner graduated from Yale College with a BA in History in 1984 and from the Harvard Law School with a JD in 1988. Mr. Panner’s qualifications as a director include his executive experience at software companies, including at health care software companies, and his legal training. Mr. Panner has been a director since 2013.

Sheldon Razin, age 80, is a director and our Chairman Emeritus. He is the founder of our company and served as our Chairman of the Board from our incorporation in 1974 until his retirement as Chairman and his appointment as Chairman Emeritus in November 2015. Throughout his tenure as our Chairman, Mr. Razin has received several awards recognizing his service and contributions as a director. Mr. Razin’s honors at the national level include: winner in the Software Category of TechAmerica’s 52nd Annual Innovator Awards in 2010 and Chairman of the Year in the 2009 American Business Awards. He was also honored as a Director of the Year in Orange County’s 16th Annual Forum for Corporate Directors Awards in 2011, as the 2009 Ernst & Young Entrepreneur of the Year in the Healthcare Category for the Orange County and Desert Cities region and as a Finalist at the national level, and with the Excellence in Entrepreneurship Award from the Orange County Business Journal in 2009. Mr. Razin served as our Chief Executive Officer from 1974 until April 2000. Since our incorporation until April 2000, he also served as our President, except for the period from August 1990 to August 1991. Additionally, Mr. Razin served as our Treasurer from our incorporation until October 1982. Prior to founding our company, he held various technical and managerial positions with Rockwell International Corporation and was a founder of our predecessor, Quality Systems, a sole proprietorship engaged in the development of software for commercial and space applications and in management consulting work. Mr. Razin holds a B.S. degree in Mathematics from the Massachusetts Institute of Technology. Mr. Razin, as our founder, brings valuable knowledge to our Board regarding our history, operations, technology and marketplace. As evidenced by his awards, he has been and continues to be a technology and healthcare visionary as well as an outstanding entrepreneur whose insights and guidance are invaluable to Quality Systems. Mr. Razin has been a director since 1974.

Lance E. Rosenzweig, age 55, is a director. Mr. Rosenzweig currently serves as a director of Boingo Wireless. From January 2015 through December 2016, Mr. Rosenzweig served as Operating Executive of Marlin Operations Group, which works with Marlin Equity Partners, a global investment firm focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Previously, Mr. Rosenzweig served as Chief Executive Officer and President, Global Markets for Aegis USA, Inc., a leading business process outsourcing company with over 18,000 employees that services major corporations in the healthcare, financial services and other industries, from 2013 through the company’s sale to Teleperformance for $610 million in 2014. Mr. Rosenzweig served as the founder and Chief Executive Officer of LibertadCard, Inc., a provider of pre-paid debit and remit cards, since the company's inception in 2010 until November 2013. Mr. Rosenzweig has also co-founded and served as Chairman of the Board of PeopleSupport, Inc., a business process outsourcing company with over 8,000 employees and operations in the US, the Philippines and Costa Rica, since its inception in 1998, and as PeopleSupport’s Chief Executive Officer from 2002 through the company’s sale in 2008 for $250 million. Under Mr. Rosenzweig’s leadership as CEO, PeopleSupport went public in an IPO, was ranked by Fortune as the 9th fastest growing small public company in the U.S. and was named employer of the year in the Philippines. From 1993 to 1997, Mr. Rosenzweig was a founder, Chairman of the Board and President of Newcastle Group, a privately held plastics manufacturing company. He was also a founder of Unisite, a privately held wireless cell site management company, acquired by American Tower in 2000 for more than $200 million. Prior to 1993, Mr. Rosenzweig was a divisional vice president at GE Capital; a vice president in the investment banking group of Dean Witter (now Morgan Stanley); a vice president in the investment banking group of Capel Court Pacific, an Australian investment banking firm; and a corporate planning manager of Jefferson Smurfit Group, a multinational packaging company. Mr. Rosenzweig has a BS in Industrial Engineering and an MBA with honors every term, both from Northwestern University. Mr. Rosenzweig brings significant experience in international operations and successful offshore ventures. Mr. Rosenzweig has been a director since 2012.

NON-DIRECTOR EXECUTIVE OFFICERS

James R. Arnold, Jr., age 61, was appointed our Executive Vice President and Chief Financial Officer in March of 2016. Prior to joining the Company, Mr. Arnold served as Chief Financial Officer and Executive Board member of Kofax Ltd., a publicly traded software company, from June 2010 to May 2015, where Mr. Arnold participated in and facilitated the strategic process that resulted in the sale of Kofax Ltd.’s enterprise software division. From 2004 to 2009, Mr. Arnold was Senior Vice President at Nuance Communications, Inc., a publicly traded software company, where he also served as Chief Financial Officer from 2004 to 2008. Previously, Mr. Arnold held numerous other senior-level finance positions at technology companies, to include roles as Vice President Corporate Controller at Cadence Design Systems, Inc., Chief Financial Officer at Informix Software, Inc., and Corporate Controller at Centura Software Corporation. Additionally, from 2003 to 2010 he served as a director and chair of the audit committee at Selectica, Inc., where he also was co-chairman of the board in 2010. Earlier in his career, Mr. Arnold provided consulting and auditing services to companies in diverse industries while at Price Waterhouse LLP. Mr. Arnold holds a Bachelor of Business Administration degree in Finance from Delta State University in Oxford Mississippi, and a Master’s degree in Business Administration from Loyola University in New Orleans, Louisiana.

David A. Metcalfe, age 55, was appointed our Executive Vice President and Chief Technology Officer in February 2016. Prior to joining the Company, Mr. Metcalfe served as Vice President of R&D at Becton, Dickinson & Company, a leading worldwide medical technology company, from March 2015 to January 2016. Previously, Mr. Metcalfe was Vice President of Product Development at CareFusion Corp., a global medical technology company servicing the critical care market, from September 2012 to March 2015, at which time CareFusion was acquired by Becton, Dickinson & Company. From 2008 to 2012, Mr. Metcalfe was Vice President of Development for Allscripts Healthcare Solutions, a provider of healthcare information technology solutions. Earlier in his career, Mr. Metcalfe held numerous other senior-level development positions at technology companies. Mr. Metcalfe holds a Bachelor of Science in Instrumentation and Control Engineering from Teesside University in Middlesbrough, England.

Scott E. Bostick, age 54, was appointed our Executive Vice President and Chief Operating Officer in April of 2017. Previously Mr. Bostick was our Chief Client Officer since March 2016. Prior to joining the Company, Mr. Bostick spent six years in a range of roles at CareFusion Corp., most recently as Senior Vice President of Americas Commercial Operations, prior to CareFusion’s acquisition by Becton, Dickinson and Company in March 2015. Earlier at CareFusion, he was Senior Vice President, U.S. Strategic Sales, and Senior Vice President and General Manager of CareFusion’s Pyxis medical dispensing division. Before CareFusion, Mr. Bostick spent nearly 10 years at Cardinal Health in a variety of positions. He holds a Bachelor of Science degree from the University of Florida, and participated in an executive education program at Boston University.

Jeffrey D. Linton, age 55, became our Executive Vice President, General Counsel and Secretary in December of 2017. Prior to joining the Company, Mr. Linton served as General Counsel and Secretary of Applied Proteomics, Inc. from November 2016 to November 2017.  Previously, Mr. Linton was Senior Vice President, General Counsel and Secretary of Sequenom, Inc. from September 2014 to October 2016.  Before joining Sequenom, Mr. Linton was Senior Vice President and General Counsel at Beckman Coulter, Inc. from July 2011 to September 2014 and, prior to that, was Vice President, Deputy General Counsel from September 2008 to July 2011. Before joining Beckman Coulter, Mr. Linton was President of the research products and services division of Serologicals Corporation, a company that developed, manufactured and sold life science research products and technologies, diagnostic kits and drug discovery services. Before that role, he served as Vice President, Law, Corporate Business Development and Public Affairs at Serologicals from October 2000 to April 2003. He has held various other positions in law, government and public affairs and human resources. Mr. Linton earned a B.A., magna cum laude, from Butler University and a J.D., cum laude, from the University of Notre Dame Law School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated in the related footnotes, the following table sets forth information with respect to the beneficial ownership of our common stock as of the record date, June 18, 2018, by:

•	each of our directors and director nominees;
•	each of our named executive officers (“NEOs”);
•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities. To our knowledge, unless indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as indicated in the footnotes to the table below, shares of common stock underlying options, if any, that currently are exercisable or are scheduled to become exercisable for shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 64,185,586 shares of common stock outstanding as of the record date, June 18, 2018.

Unless otherwise indicated, the address of each of the beneficial owners named in the table is c/o Quality Systems, Inc., 18111 Von Karman Avenue, Suite 800, Irvine, California 92612. Messrs. Barbarosh, Bristol, Frantz, Malone, Margolis, Panner, Razin, Rosenzweig and Ms. Klapstein are current directors and director nominees of our Company. Our NEOs for our fiscal year 2018 are Messrs. Frantz, Arnold, Metcalfe, Bostick and Linton. Our executive officers as of the record date, June 18, 2018, are Messrs. Frantz, Arnold, Metcalfe, Bostick and Linton.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
Sheldon Razin	10,237,374		15.9%
Craig A. Barbarosh	62,593		*
George H. Bristol	55,847		*
Julie D. Klapstein	9,189		*
James C. Malone	40,603		*
Jeffrey H. Margolis	63,457		*
Morris Panner	39,128		*
Lance E. Rosenzweig	43,046		*
Rusty Frantz	391,844	(1)	*
James R. Arnold, Jr.	337,156	(2)	*
David A. Metcalfe	146,813	(3)	*
Scott E. Bostick	159,313	(4)	*
Jeffrey D. Linton	—	(5)	*
Ahmed Hussein	5,687,696	(6)	8.9%
Blackrock, Inc.	6,748,087	(7)	10.5%
Brown Capital Management, LLC	5,144,829	(8)	8.0%
The Vanguard Group	5,023,808	(9)	7.8%
The Brown Capital Management Small Company Fund	4,321,657	(8)	6.7%
All directors, director nominees and executive officers as a group	11,586,363	(10)	17.9%

*	Represents less than 1.0%.
(1)	Includes 280,000 shares underlying options.
(2)	Includes 125,000 shares underlying options.
(3)	Includes 100,000 shares underlying options.
(4)	Includes 112,500 shares underlying options.
(5)

Mr. Linton was appointed Executive Vice President, General Counsel and Secretary effective December 4, 2017 and received a signing grant of 135,000 stock options, none of which were vested as of the record date.

(6)

This information is derived from the most recent available information, a Form 4 filed by Ahmed Hussein on August 27, 2012. According to the Form 4, Mr. Hussein has beneficial ownership of 5,687,696 shares. Mr. Hussein is a former director of the Company who resigned on May 14, 2013.

(7)

This information is derived from a Schedule 13G/A filed by Blackrock, Inc. on January 19, 2018. According to the Schedule 13G/A, Blackrock, Inc. had sole power to vote 6,597,259 shares, sole power to dispose of 6,748,087 shares, and no shared power to vote or dispose of shares. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(8)

This information is derived from a Schedule 13G/A filed by Brown Capital Management LLC as primary filer on February 14, 2018. Brown Capital Management, LLC beneficially owned 9,466,486 shares.  Within those shares are 4,321,657 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC. According to the Schedule 13G/A, Brown Capital Management LLC had sole power to vote 5,573,751 shares, sole power to dispose of 9,466,486 shares and no shared power to vote or dispose of shares. The Brown Capital Management Small Company Fund,  had sole power to vote 4,321,657 shares, sole power to dispose of 4,321,657 shares and no shared power to vote or dispose of shares. The address for Brown Capital Management LLC and The Brown Capital Management Small Company Fund is 1201 N. Calvert Street, Baltimore, MD 21202.

(9)

This information is derived from a Schedule 13G filed by The Vanguard Group on February 12, 2018. According to the Schedule 13G/A, The Vanguard Group had sole power to vote 86,166 shares, shared power to vote 9,000 shares, sole power to dispose of 4,933,142 shares, and shared power to dispose of 90,666 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(10)	Includes 617,500 shares underlying options.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock that may be issued upon the exercise of options under all of our equity compensation plans as of March 31, 2018.

Plan Category	Number of Securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of Securities remaining available for future issuance under equity compensation (excluding Securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,670,170	(1)	$15.51	8,571,286	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	3,670,170	(1)	$15.51	8,571,286	(2)

(1)	Represents shares of common stock underlying options outstanding under our Amended 2015 Equity Incentive Plan.
(2)

Represents shares of common stock available for issuance under options or awards that may be issued under our Amended 2015 Equity Incentive Plan. The material features of this plan is described in Note 13 to the Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 filed with the SEC on May 24, 2018.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section describes our executive compensation programs for our named executive officers, or “NEOs”, for our fiscal year 2018 (which began on April 1, 2017 and ended on March 31, 2018). These NEOs were:

•	John R. “Rusty” Frantz -- President and Chief Executive Officer, appointed July 2015
•	James R. Arnold -- Executive Vice President and Chief Executive Officer, appointed March 2016
•	David A. Metcalfe -- Executive Vice President and Chief Technology Officer, appointed February 2016
•	Scott E. Bostick -- Executive Vice President and Chief Operating Officer, appointed April 2017 (previously served as Chief Client Officer since March 2016)
•	Jeffrey D. Linton -- Executive Vice President, General Counsel and Secretary, appointed December 2017

Executive Summary

Quality Systems, Inc., known to our clients as NextGen Healthcare, provides a range of software, services, and analytics solutions to medical and dental group practices.  Our portfolio delivers foundational capabilities to empower physician success, enrich the patient care experience, and enable the transition to value-based healthcare. We compete for executive talent with a broad range of companies that are leaders in the software and healthcare information technology industries. Our compensation program is intended to:

•	align management’s interests with the interests of our shareholders;
•	reward strong Company financial performance;
•	provide responsible and balanced incentives; and
•	allow us to attract and retain effective executive leadership.

Accomplishments Achieved by Executive Team During Fiscal Year 2018

The Company is in the process of evolving into a more nimble, client-focused organization and this process is being led by a substantially new management team. Our Chief Executive Officer, Chief Financial Officer, and Chief Technology Officer joined the Company within the past several years, and our current Chief Operating Officer and General Counsel were each appointed during fiscal year 2018.

In fiscal year 2018, our executive team continued to implement changes designed to more effectively support the execution of our new business strategy. We continued our reorganization effort in fiscal year 2018 as part of a planned multi-year improvement program, which is being implemented by the substantially new leadership team and is not yet complete. We intend to continually evaluate our strategic direction over the long term and make adjustments as appropriate.

The new strategic direction to date has simplified our usability for customers, broadened our solution set, and increased the visibility of our platform. In addition, under the leadership of our executive team, during fiscal year 2018 we successfully completed and integrated several key acquisitions that enable the Company to expand its client solutions offerings.

We believe our executive team made substantial progress in fiscal year 2018 and will continue to build a Company that enables more efficient, integrated, and client-centered delivery of holistic solutions, ultimately leading to improved growth, profit, and long-term shareholder value.

Shareholder Support for our Compensation Decisions; Evolution of Compensation Program

In the Company’s previous fiscal year (i.e., fiscal year 2017, which began on April 1, 2016 and ended on March 31, 2017), the Compensation Committee revised the design and philosophy of our executive compensation program so that it is better tailored to the composition of our current leadership team and more closely aligns with the Company’s strategy and market trends.  At our 2017 annual meeting of shareholders, approximately 66% of the shares represented and voting on the “say-on-pay” proposal voted in favor of the compensation of our fiscal year 2017 NEOs. This vote represents a departure from the significantly higher levels of shareholder support in prior years, but most of the change from prior years was due to concentrated ownership among our small group of registered retail shareholders (and we believe due to a single large retail shareholder in particular). Notwithstanding the retail shareholder vote, 84% of our institutional shareholders voted in favor of the compensation of our fiscal year 2017 NEOs.  In response, the Compensation Committee engaged in outreach to our most significant retail shareholder to ascertain the shareholder’s views about our executive compensation program and to explain our executive compensation philosophy.  The Compensation Committee determined to consider the shareholder’s views, while also viewing the high level of say-on-pay vote support from our institutional shareholders as reflecting the soundness of the program’s amounts and underlying pay-for-performance design.

For fiscal year 2018, the Compensation Committee increased base salaries for our NEOs by 3% over fiscal year 2017 levels, consistent with the budgeted salary increases for our other employees. This resulted in salaries for our NEOs that were at or below the median of our Peer Group companies. For fiscal year 2018, the Compensation Committee maintained our NEOs’ target cash bonuses as a percentage of base salaries at the same levels as for fiscal year 2017. The Compensation Committee continued placing heightened emphasis on equity compensation, specifically on stock options, in fiscal year 2018 because options reward only creation of additional shareholder value by the executive team. Nevertheless, the grant date fair value of fiscal year 2018 equity awards, as disclosed in the Summary Compensation Table of this proxy statement, was below the median of our Peer Group companies for all NEOs.

The Compensation Committee has determined to revise its earlier practice of making executive officer equity awards in the first half of each calendar year, to instead making such awards in the latter part of each calendar year.  This shift in equity award timing to later in the fiscal year enables the Compensation Committee to make award decisions based on a clearer sense of the Company’s and the NEOs’ performance throughout the fiscal year and to allow increased opportunities for performance feedback throughout the year.

In fiscal year 2018, the Compensation Committee granted our NEOs equity awards in the form of stock options, awarded in October 2017.  We believe stock options are naturally performance-based because they provide value to the recipient only if the Company’s stock price appreciates and that this value creation requirement to earn any reward aligns with the executive team’s process for transforming the business.

The total compensation of the Company’s CEO in fiscal year 2018, as reported in the Summary Compensation Table of this proxy statement, was 12% lower than in fiscal year 2017.  For fiscal year 2018, the total direct compensation for all of our NEOs was below the median of total direct compensation for the Peer Group companies. Our NEOs’ actual total direct compensation value was below the Peer Group’s median total direct compensation by between 10% and 30%. Our CEO’s reported fiscal year 2018 actual total direct compensation was 20% below the median total direct compensation level of the Peer Group companies. Further, all of our NEOs had salary levels near the Peer Group median, and our CEO’s salary was below the median of Peer Group CEO salaries.

We believe a significant portion of our NEOs’ compensation should be variable, at risk and tied directly to measurable performance. Consistent with these principles, a material portion of our NEOs’ compensation is in the form of performance-based incentives that are earned upon the attainment of pre-established financial goals.

Our Fiscal Year 2018 Performance Measures

Performance Measures for Cash Incentive Bonus

Under our 2018 Executive Compensation Program, each of our NEOs was eligible for a cash incentive bonus based on two performance measures: (i) Revenue for fiscal year 2018, and (ii) Non-GAAP EPS for fiscal year 2018. These annual performance metrics are the same measures of financial performance that the Company reports to its shareholders on a quarterly basis, and the same measures on which the Company provides forward-looking financial guidance, except that all revenues, expenses and dilutive shares associated with acquisitions or divestitures that close during the fiscal year are not included in the calculation of these performance measures for purposes of executive compensation. These performance measures recognize success on execution of our business plan, which we believe will create long-term value for our shareholders. For these reasons, we believe these are appropriate performance measures for our executive cash incentive bonus plan at this time.

Our Fiscal Year 2018 Performance and How Our Performance Links to Pay

Fiscal year 2018 presented new financial and operational challenges as the Company prepared in the immediate term for the opportunity to generate increasing long term revenue growth and operating margin. Cash incentives that could be earned in fiscal year 2018 were paid according to formula-based outcomes, with no discretion applied to the results against the pre-established goals. Our Revenue for fiscal year 2018 was $529.9 million, compared with $509.6 million for fiscal year 2017. Our Non-GAAP EPS for fiscal year 2018 was $0.74, compared to $0.82 for fiscal year 2017, as management implemented the Board-approved plan to invest at a higher level so that the Company can pursue new booking opportunities that may not result in increased revenue and earnings until fiscal year 2019 and beyond.  Based on the results of the cash incentive bonus performance measures, our NEOs earned formulaic cash bonuses equal to 95.5% of their respective bonus target amounts based on performance versus the Revenue and Non-GAAP EPS measures, as described more fully below under the section “2018 Executive Compensation Program Terms and Results – Cash Incentive Bonus.”

Equity as a Key Component of Compensation

Equity-based compensation aligns the interests of our management team with those of our shareholders by encouraging long-term performance. Multi-year vesting schedules create incentives for our officers to sustain performance over the long term and to encourage retention as the Company executes its new business strategy. Under the 2018 Executive Compensation Program, stock options, which were awarded to our NEOs in October 2017, vest in four equal, annual installments commencing on the first anniversary of the grant date, subject to continued employment with the Company.

Balanced Pay Opportunities

The Compensation Committee evaluates our compensation programs annually to ensure they provide balanced and reasonable pay opportunities. In designing our compensation programs, our Compensation Committee is guided by the following compensation principles:

•

Compensation value at or below the peer group median. The total compensation values presented in the Summary Compensation Table in this proxy statement for our NEOs are all below the median by a minimum of 10%, with our CEO’s total compensation levels roughly 20% below the median of the Peer Group companies reviewed in fiscal year 2018. We believe this below-median compensation value constitutes a restrained compensation philosophy for our NEOs in the midst of effecting a corporate transformation.

•

Selective use of employment agreements and severance arrangements. Only our President and Chief Executive Officer, Mr. Frantz, has an employment agreement. Our NEOs are subject to change of control severance agreements that provide severance payments and other benefits in connection with a change of control of the Company, but only if the NEO is terminated by the Company without “cause”, or terminates his or her employment for “good reason” within the two month period before or 18 month period after a “change in control” of the Company. Also, our form equity award documents that apply generally to all employees, including our executive officers, contain double-trigger equity acceleration provisions that govern in the event of a qualifying termination in a change of control. Messrs. Frantz and Arnold were granted certain restricted stock awards that provide for partial accelerated vesting upon a qualifying termination not in connection with a change of control.

•

No perquisites; no tax gross-ups.  We do not provide any meaningful perquisites to our NEOs, other than pooled use of a corporate van and gym membership reimbursement, as well as an allowance to our Chief Financial Officer for a corporate apartment that is shared with another member of our leadership team, as detailed in the Summary Compensation Table. We do not provide tax gross-ups to our NEOs in connection with perquisites or benefits.

•	No corporate aircraft. We do not provide a corporate aircraft for personal travel of any of our NEOs.
•

Executive stock ownership policy.  We have an executive stock ownership policy designed to align our NEOs’ long-term interests with those of our shareholders and to discourage excessive risk taking. The policy requires our CEO to achieve a stock ownership level of six times base salary, while the other NEOs must achieve stock ownership levels of two times base salary. Executive officers who have not achieved the ownership requirements within five years are required to hold 100% of their after-tax profit shares acquired upon option exercises or following the vesting of other shares until they are in compliance.

•

Executive compensation recovery policy (“clawback”).  Our incentive recoupment policy provides that all incentive compensation awarded to our NEOs may be recovered in the event of a financial restatement or intentional misconduct by the NEO.

Commitment to Strong Governance Standards

We are committed to adopting and maintaining good corporate governance standards with respect to our compensation programs, procedures and practices. As such, our Company’s and Compensation Committee’s practices include the following:

•	Independent compensation committee. Our Compensation Committee designs and oversees our executive compensation programs. The Compensation Committee is comprised entirely of independent directors.
•	Annual say-on-pay advisory vote. Since 2011, we have held annual say-on-pay advisory votes in accordance with good governance practices and to maintain accountability to our shareholders.
•

Performance goals. A material portion of our NEOs’ compensation is in the form of performance-based annual cash and equity incentives that are earned upon the attainment of pre-established financial goals. These goals are tied directly to the Company’s measurable performance and designed to align the interests of our executives with those of our shareholders.

•

Risk oversight. Our Compensation Committee oversees and periodically assesses the risks associated with our compensation structure, programs and practices to ensure they do not encourage excessive risk-taking.

•

Authority to engage independent consultants. Our Compensation Committee has the authority to engage its own independent compensation consultants, legal counsel or other advisers to assist in designing and assessing our executive compensation programs and pay practices. For fiscal year 2018, our Compensation Committee engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant.

•

Prohibition on speculative trading. Board members, officers and employees are generally prohibited under the Company’s insider trading policy from engaging in short-term or speculative transactions in our Company’s shares.

Compensation Details

Compensation Philosophy, Objectives and Components

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by executive officers and places in perspective the data presented in the tables and narratives that follow.

The Compensation Committee regularly assesses the Company’s compensation philosophy as well as target and actual compensation. The Compensation Committee is comprised solely of independent directors and has responsibility for overseeing the Company’s overall compensation programs, designing and managing our executive compensation programs and making recommendations to the Board concerning compensation matters for our employees and directors. The Compensation Committee attempts to create compensation paid to our executive officers that is responsible, balanced, performance-based, and competitive. Our executive compensation program is designed to reward achievement of specific performance goals. By rewarding strong management performance in the achievement of these established goals, our executive compensation program helps to ensure that management’s interests are aligned with our shareholders’ interests, with the ultimate objective of improving shareholder value.

Our Compensation Committee designs compensation packages for our executive officers that include equity-based compensation as a key component. Our Compensation Committee believes that this use of equity-based compensation serves to further align the interests of our executive officers with those of our shareholders by encouraging long-term performance. Our Compensation Committee also strives to enable us to recruit, retain and develop effective executive talent by creating compensation opportunities that are fair in light of the Company’s performance and market position.

The Compensation Committee holds meetings following the end of the fiscal year without any members of management present to deliberate on and approve executive officer bonuses earned under the prior fiscal year’s compensation program and approve the compensation program for the next fiscal year. During the process, the Compensation Committee discusses the performance of the executive officers as well as market and industry data on compensation metrics and best practices.

The Compensation Committee assesses our Company-wide compensation structure, programs and practices to help ensure that our compensation programs do not incentivize excessive risk taking. Pursuant to this assessment, the Compensation Committee believes that the market level, the balance of cash and equity compensation, and the performance measures used in our compensation programs are effective and do not encourage excessive risk taking.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of an independent compensation consultant, legal counsel or other advisers to assist in carrying out the Compensation Committee’s duties and responsibilities. Prior to selecting a compensation adviser, the Compensation Committee assesses whether work performed or advice rendered by such compensation adviser would raise any conflicts of interest. From time to time, the Compensation Committee has engaged independent compensation consultants to advise it on matters of Board and executive compensation. In each case, the Compensation Committee has utilized these compensation consultants to compile and present peer-group compensation data to the Compensation Committee. For fiscal year 2018, our Compensation Committee engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant, and there were no conflicts of interest with respect to this adviser. The Compensation Committee also consults publicly available compensation data from time to time as part of its executive compensation decisions.

Key components of the 2018 Executive Compensation Program were base salary in the form of cash, a cash incentive bonus program, and equity awards in the form of stock options. In addition, Mr. Frantz remained eligible to earn shares from a prior grant made before fiscal year 2018 under a legacy multi-year performance share plan dating to fiscal 2016, pursuant to which restricted shares could be earned based on the Company’s average daily closing stock price during the thirty day calendar period following the end of fiscal year 2018. Mr. Frantz did not earn any shares under this performance share plan because the stock price hurdles were not met.

The Compensation Committee views the various components of compensation as related, but distinct, and believes that a significant percentage of total compensation should be allocated to performance incentives. The Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on performance, internal equity, stability and other considerations the Compensation Committee deems relevant. The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. All NEOs were provided actual total compensation value in fiscal year 2018 that was below the median target total compensation levels of the Peer Group companies referenced by the Compensation Committee.

The Compensation Committee provides NEOs with base salaries to compensate them for services rendered during the fiscal year. The use of base salaries provides stable compensation to officers, allows us to attract high caliber executive talent and provides a base upon which officers may be rewarded for individual performance. Base salaries for NEOs are determined based on positions and responsibilities using market data and considering individual performance, company-wide performance, future contribution potential, peer compensation levels and internal equity issues. The weight given to each of these factors can vary from individual to individual and from period to period. The Compensation Committee does not allocate specific, predetermined weighting to individual factors. Base salaries are intended to be set at levels that, in combination with other forms of compensation, offer the potential to attract, retain, and motivate qualified individuals. Base salaries are targeted to be moderate yet competitive. Base salaries for the NEOs in fiscal year 2018 were near the Peer Group median, and our CEO’s base salary was below the Peer Group median.

When evaluating the future contribution potential of an executive officer, the Compensation Committee considers, as particularly meaningful, the executive officer’s historic contributions to our earnings per share and revenue, particularly in light of the highly competitive industry in which we operate. Consideration is also given to the executive officer’s anticipated contributions to our future success. To a lesser extent, the Compensation Committee takes note, on an informal basis, of the competitive rates of pay in the corporate community, generally, and the relative standing of our compensatory practices in a peer group of similarly sized business software and healthcare information technology companies. The composition of this peer group is based on revenue, market capitalization, number of employees and other available data. For fiscal year 2018, this peer group (“Peer Group”) included the following companies:

Peer Group

•	ACI Worldwide, Inc.
•	Advisory Board Company
•	Allscripts Healthcare Solutions, Inc.
•	Aspen Technology, Inc.
•	AthenaHealth, Inc.
•	Blackbaud, Inc.
•	Callidus Software Inc.
•	Castlight Health, Inc.
•	CommVault Systems, Inc.
•	Computer Programs & Systems, Inc.
•	Ellie Mae, Inc.
•	Fair Isaac Corporation
•	HMS Holdings Corp.
•	Jive Software, Inc.
•	Manhattan Associates Inc.
•	MicroStrategy Incorporated
•	Omnicell, Inc.
•	Progress Software Corporation

The Peer Group companies were in the same size revenue and employee range as our Company at the time data were reviewed for fiscal year 2018 compensation decisions, with the Peer Group companies’ revenue ranging between approximately 0.2 times and 3.2 times our Company’s revenue when the data were used in October 2017 for equity compensation decisions.  The largest company in the Peer Group, Allscripts, had revenue of approximately $1.66 billion, which was 3.2 times our Company’s revenue at the time and is one of our direct competitors for customers and talent in the healthcare information technology space. The next largest Peer Group company, AthenaHealth, had revenue of 2.2 times our trailing four quarters revenue of $518 million in October 2017.

The Compensation Committee does not rely on benchmark data and does not target a specific percentile, although all of our NEOs were provided actual fiscal year 2018 total compensation value (as reported in the Summary Compensation Table in this proxy statement and consisting of salary, actual bonus, and the grant date fair value of all equity awards granted in fiscal year 2018) that is below the median of the target total direct compensation disclosed by the Peer Group companies, with the CEO 20% below the peer group median.

2018 Executive Compensation Program Terms and Results

Based on the principles described above under the caption “Compensation Philosophy, Objectives and Components,” in May 2017 our Compensation Committee approved the cash base salary and cash incentive compensation components of the 2018 Executive Compensation Program. In October 2017, approximately mid-way through our 2018 fiscal year, our Compensation Committee approved stock option awards for our NEOs.  We anticipate continuing this timing pattern for our fiscal year 2019 executive equity awards, which we anticipate making around October 2018.

Base Compensation - Cash

Salary levels are considered annually as part of our Compensation Committee’s performance review process. Fiscal year 2018 salaries were increased by 3% from fiscal year 2017 levels, consistent with the budgeted increase for our other employees, and based on the Compensation Committee’s assessment of the Company’s competitiveness for executive talent, organizational structure, market trends, and the interplay of the base salary component with other features and components of our overall executive compensation program, as follows:

•	John R. Frantz - $618,000
•	James R. Arnold - $412,000
•	David A. Metcalfe - $412,000
•	Scott E. Bostick - $412,000
•	Jeffrey D. Linton – $350,000 (1)

(1)

Mr. Linton was appointed as the Company’s Executive Vice President, General Counsel and Secretary on December 4, 2017. His base salary was established by the Compensation Committee at the time of his hire.

Cash Incentive Bonuses

The following table sets forth the potential cash incentive bonuses payable to each of our NEOs under the 2018 Executive Compensation Program. The NEOs’ target cash bonus opportunity levels were set at the same level as for 2017, with Mr. Linton’s target bonus level set at the same level as the other NEOs (excluding the CEO) for internal equity.

Name	Target Cash Bonus as % of Base Salary	Potential Cash Bonus Amount
Rusty Frantz	100%	$618,000
James R. Arnold	60%	247,200
David A. Metcalfe	60%	247,200
Scott E. Bostick	60%	247,200
Jeffrey D. Linton	60%	52,500	(1)

(1)

The annualized amount ($210,000) has been prorated for the number of full months Mr. Linton was employed during the fiscal year following his appointment as Executive Vice President, General Counsel and Secretary on December 4, 2017.

Under the 2018 Executive Compensation Program, the cash incentive bonus performance measures are Revenue and Non-GAAP Earnings Per Share (“Non-GAAP EPS”). These performance measures are the same measures of financial performance that the Company reports to its shareholders on a quarterly basis, and the same measures on which the Company provides forward-looking financial guidance, except that all revenues, expenses and dilutive shares associated with acquisitions or divestitures closed after the 2018 Executive Compensation Program was fully approved and before the end of the fiscal year are not included in the calculation of these performance measures for executive compensation purposes. These performance measures recognize both long-term value creation and short-term success on execution of our business plan. For these reasons, we believe these are appropriate performance measures for our executive cash incentive bonus plan.

Non-GAAP EPS is a non-GAAP performance measure. A reconciliation of this performance measure to its most directly comparable financial measures prepared in accordance with GAAP is provided below. A presentation of our reconciliation of non-GAAP performance measures with their most directly comparable GAAP financial measures is also available in our fiscal year 2018 earnings release issued on May 24, 2018 and attached as an exhibit to our current report on Form 8-K filed with the SEC on May 24, 2018.

Reconciliation of Non-GAAP Earnings Per Share Performance Measure with GAAP Financial Measures

(in thousands, except per share data)

	Fiscal Year Ended March 31,
	2018	2017
Income (loss) before provision for income taxes - GAAP	$(410)	$23,609
Non-GAAP adjustments:
Acquisition and disposition costs, net	1,908	6,523
Amortization of acquired intangible assets	23,380	22,461
Amortization of deferred debt issuance costs	1,610	1,076
Restructuring costs	611	7,078
Securities litigation defense costs and settlement, net of insurance	20,700	1,798
Share-based compensation	12,196	7,497
Impairment of assets	3,757	—
Other non-run-rate expenses	263	3,009
Total adjustments to GAAP income before provision for income taxes:	64,425	49,442
Income before provision for income taxes - Non-GAAP	64,015	73,051
Provision for income taxes	19,525	22,281
Net income - Non-GAAP	$44,490	$50,770
Diluted net income per share - Non-GAAP	$0.70	$0.82
Weighted-average shares outstanding (diluted):	63,440	62,010

Non-GAAP (Generally Accepted Accounting Principles) financial measures are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. Pursuant to the requirements of Regulation G, we have provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying financial tables. Other companies may calculate non-GAAP measures differently than we do, which limits comparability between companies. We believe that our presentation of non-GAAP diluted earnings per share provides useful supplemental information to investors and management regarding our financial condition and results. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. We calculate non-GAAP diluted earnings per share by excluding net acquisition costs, amortization of acquired intangible assets, amortization of deferred debt issuance costs, restructuring costs, net securities litigation defense costs and settlement, share-based compensation, and other non-run-rate expenses from GAAP income before provision for income taxes. We utilize a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations.

The normalized non-GAAP tax rate applied to fiscal years 2018 and 2017 is 30.5%. The determination of this rate is based on the consideration of both historic and projected financial results. We have not adjusted our non-GAAP tax rate for fiscal year 2018 following the enactment of the new tax reform legislation on December 22, 2017. We may adjust our non-GAAP tax rate in fiscal 2019 as additional information becomes available and further analysis is completed based on the expected long-term impact of the tax reform legislation in conjunction with any other significant events that occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.

In the fiscal year 2018 program, for each of our executive officers, (i) 50% of the potential cash incentive bonus is based on the Revenue performance measure, and (ii) 50% of the potential cash incentive bonus is based on the Non-GAAP EPS performance measure. Under the Revenue performance measure for fiscal year 2018, the cash incentive bonus plan was calibrated to pay 90% of each executive officer’s bonus target for 100% achievement of the fiscal year 2018 Revenue target, which was $524.7 million. The Compensation Committee determined this to be an appropriate Revenue target based on the management team’s budget as the Company’s transformation strategy continues and the Company pursues an evolving revenue profile. The plan pays 100% of target for achieving $0.77 in Non-GAAP EPS, which is viewed as highly challenging as the Company shifts its business mix and invests in future growth opportunities.

The table below depicts the percentage of the potential cash bonus for each level of Revenue and Non-GAAP EPS achievement. The total cash incentive bonus percentage to be awarded is identified by where the Revenue number on the vertical y-axis intersects with the Non-GAAP EPS number on the horizontal x-axis.

Non-GAAP EPS (50% Weighting)
	Non-GAAP EPS		<$0.67	$0.67	$0.68	$0.69	$0.70	$0.71	$0.72	$0.73	$0.74	$0.75	$0.76	$0.77	$0.78	$0.79	$0.80	$0.81	$0.82	$0.83	$0.84

Rev. (50% Weight.)		%Goal	<87.0%	87.0%	88.3%	89.6%	90.9%	92.2%	93.5%	94.8%	96.1%	97.4%	98.7%	100.0%	101.3%	102.6%	103.9%	105.2%	106.5%	107.8%	109.1%
Rev.($M)	%Goal	Payout	0.0%	20.0%	33.0%	46.0%	59.0%	72.0%	85.0%	88.0%	91.0%	94.0%	97.0%	100.0%	107.1%	114.3%	121.4%	128.6%	135.7%	142.9%	150.0%
$540.4	102.0%	150.0%	75.0%	85.0%	91.5%	98.0%	104.5%	111.0%	117.5%	119.0%	120.5%	122.0%	123.5%	125.0%	128.6%	132.1%	135.7%	139.3%	142.9%	146.4%	150.0%
$540.0	101.9%	147.9%	73.9%	83.9%	90.4%	96.9%	103.4%	109.9%	116.4%	117.9%	119.4%	120.9%	122.4%	123.9%	127.5%	131.1%	134.7%	138.2%	141.8%	145.4%	148.9%
$539.0	101.7%	143.1%	71.6%	81.6%	88.1%	94.6%	101.1%	107.6%	114.1%	115.6%	117.1%	118.6%	120.1%	121.6%	125.1%	128.7%	132.3%	135.9%	139.4%	143.0%	146.6%
$538.0	101.5%	138.4%	69.2%	79.2%	85.7%	92.2%	98.7%	105.2%	111.7%	113.2%	114.7%	116.2%	117.7%	119.2%	122.8%	126.3%	129.9%	133.5%	137.0%	140.6%	144.2%
$537.0	101.3%	133.6%	66.8%	76.8%	83.3%	89.8%	96.3%	102.8%	109.3%	110.8%	112.3%	113.8%	115.3%	116.8%	120.4%	123.9%	127.5%	131.1%	134.7%	138.2%	141.8%
$536.0	101.1%	128.8%	64.4%	74.4%	80.9%	87.4%	93.9%	100.4%	106.9%	108.4%	109.9%	111.4%	112.9%	114.4%	118.0%	121.6%	125.1%	128.7%	132.3%	135.8%	139.4%
$535.0	101.0%	124.1%	62.0%	72.0%	78.5%	85.0%	91.5%	98.0%	104.5%	106.0%	107.5%	109.0%	110.5%	112.0%	115.6%	119.2%	122.8%	126.3%	129.9%	133.5%	137.0%
$534.0	100.8%	119.3%	59.7%	69.7%	76.2%	82.7%	89.2%	95.7%	102.2%	103.7%	105.2%	106.7%	108.2%	109.7%	113.2%	116.8%	120.4%	123.9%	127.5%	131.1%	134.7%
$533.0	100.6%	114.5%	57.3%	67.3%	73.8%	80.3%	86.8%	93.3%	99.8%	101.3%	102.8%	104.3%	105.8%	107.3%	110.8%	114.4%	118.0%	121.6%	125.1%	128.7%	132.3%
$532.0	100.4%	109.8%	54.9%	64.9%	71.4%	77.9%	84.4%	90.9%	97.4%	98.9%	100.4%	101.9%	103.4%	104.9%	108.5%	112.0%	115.6%	119.2%	122.7%	126.3%	129.9%
$531.0	100.2%	105.0%	52.5%	62.5%	69.0%	75.5%	82.0%	88.5%	95.0%	96.5%	98.0%	99.5%	101.0%	102.5%	106.1%	109.7%	113.2%	116.8%	120.4%	123.9%	127.5%
$530.0	100.0%	100.3%	50.1%	60.1%	66.6%	73.1%	79.6%	86.1%	92.6%	94.1%	95.6%	97.1%	98.6%	100.1%	103.7%	107.3%	110.8%	114.4%	118.0%	121.6%	125.1%
$529.9	100.0%	100.0%	50.0%	60.0%	66.5%	73.0%	79.5%	86.0%	92.5%	94.0%	95.5%	97.0%	98.5%	100.0%	103.6%	107.1%	110.7%	114.3%	117.9%	121.4%	125.0%
$529.0	99.8%	98.2%	49.1%	59.1%	65.6%	72.1%	78.6%	85.1%	91.6%	93.1%	94.6%	96.1%	97.6%	99.1%	102.7%	106.2%	109.8%	113.4%	117.0%	120.5%	124.1%
$528.0	99.6%	96.3%	48.1%	58.1%	64.6%	71.1%	77.6%	84.1%	90.6%	92.1%	93.6%	95.1%	96.6%	98.1%	101.7%	105.3%	108.9%	112.4%	116.0%	119.6%	123.1%
$527.0	99.4%	94.4%	47.2%	57.2%	63.7%	70.2%	76.7%	83.2%	89.7%	91.2%	92.7%	94.2%	95.7%	97.2%	100.8%	104.3%	107.9%	111.5%	115.0%	118.6%	122.2%
$526.0	99.3%	92.5%	46.2%	56.2%	62.7%	69.2%	75.7%	82.2%	88.7%	90.2%	91.7%	93.2%	94.7%	96.2%	99.8%	103.4%	107.0%	110.5%	114.1%	117.7%	121.2%
$525.0	99.1%	90.6%	45.3%	55.3%	61.8%	68.3%	74.8%	81.3%	87.8%	89.3%	90.8%	92.3%	93.8%	95.3%	98.9%	102.4%	106.0%	109.6%	113.1%	116.7%	120.3%
$524.7	99.0%	90.0%	45.0%	55.0%	61.5%	68.0%	74.5%	81.0%	87.5%	89.0%	90.5%	92.0%	93.5%	95.0%	98.6%	102.1%	105.7%	109.3%	112.9%	116.4%	120.0%
$524.0	98.9%	88.7%	44.3%	54.3%	60.8%	67.3%	73.8%	80.3%	86.8%	88.3%	89.8%	91.3%	92.8%	94.3%	97.9%	101.5%	105.0%	108.6%	112.2%	115.8%	119.3%
$523.0	98.7%	86.8%	43.4%	53.4%	59.9%	66.4%	72.9%	79.4%	85.9%	87.4%	88.9%	90.4%	91.9%	93.4%	97.0%	100.5%	104.1%	107.7%	111.2%	114.8%	118.4%
$522.0	98.5%	84.9%	42.4%	52.4%	58.9%	65.4%	71.9%	78.4%	84.9%	86.4%	87.9%	89.4%	90.9%	92.4%	96.0%	99.6%	103.1%	106.7%	110.3%	113.9%	117.4%
$521.0	98.3%	82.9%	41.5%	51.5%	58.0%	64.5%	71.0%	77.5%	84.0%	85.5%	87.0%	88.5%	90.0%	91.5%	95.0%	98.6%	102.2%	105.8%	109.3%	112.9%	116.5%
$520.0	98.1%	81.0%	40.5%	50.5%	57.0%	63.5%	70.0%	76.5%	83.0%	84.5%	86.0%	87.5%	89.0%	90.5%	94.1%	97.7%	101.2%	104.8%	108.4%	111.9%	115.5%
$519.5	98.0%	80.0%	40.0%	50.0%	56.5%	63.0%	69.5%	76.0%	82.5%	84.0%	85.5%	87.0%	88.5%	90.0%	93.6%	97.1%	100.7%	104.3%	107.9%	111.4%	115.0%
$519.0	97.9%	77.4%	38.7%	48.7%	55.2%	61.7%	68.2%	74.7%	81.2%	82.7%	84.2%	85.7%	87.2%	88.7%	92.3%	95.8%	99.4%	103.0%	106.6%	110.1%	113.7%
$518.0	97.7%	71.7%	35.8%	45.8%	52.3%	58.8%	65.3%	71.8%	78.3%	79.8%	81.3%	82.8%	84.3%	85.8%	89.4%	93.0%	96.6%	100.1%	103.7%	107.3%	110.8%
$517.0	97.6%	66.0%	33.0%	43.0%	49.5%	56.0%	62.5%	69.0%	75.5%	77.0%	78.5%	80.0%	81.5%	83.0%	86.6%	90.1%	93.7%	97.3%	100.8%	104.4%	108.0%
$516.0	97.4%	60.3%	30.1%	40.1%	46.6%	53.1%	59.6%	66.1%	72.6%	74.1%	75.6%	77.1%	78.6%	80.1%	83.7%	87.3%	90.8%	94.4%	98.0%	101.6%	105.1%
$515.0	97.2%	54.5%	27.3%	37.3%	43.8%	50.3%	56.8%	63.3%	69.8%	71.3%	72.8%	74.3%	75.8%	77.3%	80.8%	84.4%	88.0%	91.6%	95.1%	98.7%	102.3%
$514.0	97.0%	48.8%	24.4%	34.4%	40.9%	47.4%	53.9%	60.4%	66.9%	68.4%	69.9%	71.4%	72.9%	74.4%	78.0%	81.6%	85.1%	88.7%	92.3%	95.8%	99.4%
$513.0	96.8%	43.1%	21.6%	31.6%	38.1%	44.6%	51.1%	57.6%	64.1%	65.6%	67.1%	68.6%	70.1%	71.6%	75.1%	78.7%	82.3%	85.8%	89.4%	93.0%	96.6%
$512.0	96.6%	37.4%	18.7%	28.7%	35.2%	41.7%	48.2%	54.7%	61.2%	62.7%	64.2%	65.7%	67.2%	68.7%	72.3%	75.8%	79.4%	83.0%	86.6%	90.1%	93.7%
$511.0	96.4%	31.7%	15.8%	25.8%	32.3%	38.8%	45.3%	51.8%	58.3%	59.8%	61.3%	62.8%	64.3%	65.8%	69.4%	73.0%	76.5%	80.1%	83.7%	87.3%	90.8%
$510.0	96.2%	26.0%	13.0%	23.0%	29.5%	36.0%	42.5%	49.0%	55.5%	57.0%	58.5%	60.0%	61.5%	63.0%	66.5%	70.1%	73.7%	77.3%	80.8%	84.4%	88.0%
$509.0	96.0%	20.0%	10.0%	20.0%	26.5%	33.0%	39.5%	46.0%	52.5%	54.0%	55.5%	57.0%	58.5%	60.0%	63.6%	67.1%	70.7%	74.3%	77.9%	81.4%	85.0%
<$509.0	<96.0%	0.0%	0.0%	10.0%	16.5%	23.0%	29.5%	36.0%	42.5%	44.0%	45.5%	47.0%	48.5%	50.0%	53.6%	57.1%	60.7%	64.3%	67.9%	71.4%	75.0%
			Upper and lower ends of performance:								FY18 Goal:		Revenue = $529.9M			Non-GAAP EPS = $0.77

For purposes of the 2018 Executive Compensation Program, our cash incentive bonus performance measures obtained the following results: Revenue was $529.9 million and Non-GAAP EPS was $0.74. Accordingly, pursuant to the table above, the Revenue performance measure applied at the $529.9 level in the table’s left-most column achieved a payout level of 100.0%, and the Non-GAAP EPS performance measure applied at the $0.74 level in the table’s top row achieved a payout level of 91.0%. Based on the combined achievements of the performance measures, the NEOs earned cash incentive bonus payments at 95.5% of the applicable target levels. On May 22, 2018, based on our results for the 2018 fiscal year and the terms of the 2018 Executive Compensation Program, our Compensation Committee authorized the award of the cash incentive bonus payments under the 2018 Executive Compensation Program at 95.5% of target. The amounts of the cash incentive bonuses earned were below the target amounts and were paid formulaically according to the pre-established bonus schedule, with no discretion applied.  These cash incentive bonus outcomes are set forth in the table below.

Name	Target Cash Bonus	Cash Bonus Earned
Rusty Frantz	$618,000	$590,190
James R. Arnold	247,200	236,076
David A. Metcalfe	247,200	236,076
Scott E. Bostick	247,200	236,076
Jeffrey D. Linton (1)	52,500	50,137

(1)

Represents prorated amount based on number of full months employed during the fiscal year.  Mr. Linton became the Company’s Executive Vice President, General Counsel and Secretary effective December 4, 2017.

Stock Options

Under the 2018 Executive Compensation Program, Messrs. Frantz, Arnold, Metcalfe and Bostick were provided a grant of options to purchase the Company’s common stock on October 31, 2017, with an exercise price equal to the closing price on the grant date of $14.07. Mr. Linton was provided a new-hire grant of 135,000 options, with an exercise price equal to the closing price on the grant date of $14.38, effective upon his appointment to the Company on December 4, 2017.  The options that were granted vest in four equal, annual consecutive installments subject to continued employment with the Company, beginning on the first anniversary of the initial grant date, and will expire eight years after their grant. The options were issued pursuant to the Company’s Amended 2015 Equity Incentive Plan and standard form of option award agreement. The grant date fair value of the option awards for our NEOs in fiscal year 2018, as reported in the Summary Compensation Table of this proxy, was below the Peer Group’s median.  The number of stock options granted to each NEO under the 2018 Executive Compensation Program is set forth in the table below:

Name	Options
Rusty Frantz	460,000
James R. Arnold	175,000
David A. Metcalfe	140,000
Scott E. Bostick	140,000
Jeffrey D. Linton	135,000	(1)

(1)	Amount represents Mr. Linton’s new hire grant upon his appointment as the Company’s Executive Vice President, General Counsel and Secretary on December 4, 2017.

Compensation Features Outside of 2018 Executive Compensation Program

Performance Stock Awards (“PSAs”) Made in December 2016

On December 29, 2016, Messrs. Frantz, Arnold, Metcalfe, and Bostick were granted performance stock awards (“PSAs”) that have both time-based and stock price performance-based vesting requirements. The PSAs vest in four, equal 25% increments over four years, starting on the first anniversary of the grant date, subject to continued employment with the Company. However, no vesting occurs unless the Company’s stock has sustained a pre-established performance requirement during the performance period, even if the time-based vesting requirements are met.  The performance requirement consisted of achievement of at least a $15 per share simple average closing price of the Company’s common stock on Nasdaq over a period of 120 consecutive calendar days.  Once the performance requirement has been met for a given vesting year, the PSAs vest only as to the number of shares for which the NEO has already satisfied the time-based vesting requirement and subject to continued employment with the Company. Because the performance requirement was achieved during the first vesting period, the initial 25% of the PSAs vested.  The amount of PSAs shown in the table below vested for the applicable NEOs on December 29, 2017.

Name	Total Performance Stock Awards (“PSAs) Granted on December 29, 2016	PSAs First Year Vesting on December 29, 2017
Rusty Frantz	35,000	8,750
James R. Arnold	28,000	7,000
David A. Metcalfe	18,083	4,521
Scott E. Bostick	18,083	4,521

Legacy Performance Equity Incentive Plan - Restricted Shares Under Prior Multi-Year Legacy Plan (Not Part of Fiscal Year 2018 Executive Compensation Program)

Under a legacy multi-year performance equity incentive arrangement implemented as part of the fiscal year 2016 executive compensation program, Mr. Frantz was eligible to receive up to 60,000 restricted shares of common stock if the Company met certain average 30 day trading price targets for the thirty day period following the end of fiscal year 2018 (i.e., the 30 day period beginning on April 1, 2018 and ending on April 30, 2018). This performance equity incentive plan continued in effect through fiscal year 2018 for Mr. Frantz, who was grandfathered into the program, but was not part of the 2018 Executive Compensation Program. No other NEOs besides Mr. Frantz were eligible for this program for fiscal year 2018, the program’s final year.  The minimum average 30 day trading price for the period required to earn any shares under this program was $32. The average 30 day trading price for the thirty calendar day period ended April 30, 2018 was $13.74. Accordingly, no shares were earned by Mr. Frantz for the fiscal year 2018 period of this program, and all potential share awards for this period were forfeited.  This legacy program has now fully expired and will have no effect for future years.

Other Benefits

We have a 401(k) plan available to substantially all of our employees. Participating employees may defer each year up to the limit set in the Internal Revenue Code of 1986, as amended (the “Code”). The annual company contribution is determined by a formula set by our Board and may include matching and/or discretionary contributions. Matching contributions for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year Ended March 31, 2018.

We have a deferred compensation plan available for the benefit of officers and employees who qualify for inclusion. The plan is described below in connection with the Nonqualified Deferred Compensation Table for Fiscal Year ended March 31, 2018.

These retirement plans may be amended or discontinued at the discretion of our Board.

Perquisites and Other Personal Benefits

We do not provide any meaningful perquisites to our NEOs, other than gym membership reimbursement, pooled use of a corporate van, and a corporate apartment allowance for our Chief Financial Officer who shares the apartment with another member of our senior leadership team, as detailed in the Summary Compensation Table for Fiscal Year Ended March 31, 2018. We do not provide tax gross-ups to our NEOs in connection with perquisites or benefits.

Executive Stock Ownership Policy

In early fiscal year 2018, we improved our executive stock ownership policy to better align our executive officers’ long-term interests with those of our shareholders and to discourage excessive risk taking. Previously, our policy required executive officers to acquire 25% of their base salary value in shares. The revised policy requires all executive officers to acquire within five years, and retain for the full duration of their tenure as executive officers, shares of the Company’s common stock with a value of at least six times annual base salary for our Chief Executive Officer and two times annual base salary for our other executive officers. Executive officers who have not achieved the policy requirements within five years are required to hold all of their after-tax profit shares acquired upon option exercises or other share vestings until they achieve compliance.

Insider Trading Policy

We have an insider trading policy that prohibits Board members, officers and employees from transacting in our Company's shares while in the possession of material nonpublic information.  Our policy also generally prohibits these individuals from engaging in short-term or speculative transactions in our Company’s shares, including short sales, publicly traded options, hedging transactions, holding Company shares in a margin account, pledging Company shares as collateral and standing and limit orders.

Clawback Policy for Compensation Recovery

In order to better align our officers’ long-term interests with those of our Company and our shareholders, we have an executive compensation recovery policy that claws back cash and equity incentive compensation awarded to an executive officer if the result of a performance measure upon which such award was based is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award. If the result of a performance measure was considered in determining the award, but the award was not made on a formulaic basis, the Compensation Committee will determine the appropriate amount of the recovery. In addition, the Compensation Committee has the authority to recover cash and equity incentive compensation if an executive officer engaged in intentional misconduct that contributed to an award of incentive compensation that was greater than would have been awarded in the absence of such misconduct.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year to its “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of a corporation’s chief executive officer and each of its other three highest compensated officers, other than its chief financial officer, and remuneration that qualified as “performance-based compensation” within the meaning of the Code was exempt from this $1.0 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the determination of the covered employees was generally expanded. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code, we may not be able to take a deduction for any compensation in excess of $1.0 million that is paid to a covered employee.

Accounting for Stock-Based Compensation

We account for stock-based payments in accordance with Accounting Standard Codification Topic 718, Compensation-Stock Compensation. For further information regarding our accounting for stock-based payments, refer to Note 13 to the Financial Statements contained in our Form 10-K for the fiscal year ended March 31, 2018.

Summary Compensation Table for Fiscal Year Ended March 31, 2018

The following table provides certain summary information concerning the compensation for the fiscal years ended March 31, 2018, 2017 and 2016 for the individuals who served as our principal executive officer (i.e., Mr. Frantz), our principal financial officer (i.e., Mr. Arnold), and the three other most highly compensated executive officers whose total compensation exceeded $100,000 during fiscal year 2018 and who were serving as executive officers at the end of fiscal year 2018 (i.e., Mr. Metcalfe, Mr. Bostick, and Mr. Linton) (collectively, the “NEOs”). No executive officers that would have otherwise been includable in the table on the basis of total compensation for fiscal year 2018 have been excluded by reason of their termination of employment or change in officer status during that year.

Name and Title	Fiscal Year		Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Rusty Frantz
President and Chief Executive	2018		629,545	—	—	2,469,740	590,190	10,335	53,029	3,752,839
Officer	2017		600,008	—	1,226,961	1,967,000	420,000	8,363	34,785	4,257,117
	2016		450,006	—	315,250	384,000	236,250	—	1,537	1,387,043
James R. Arnold, Jr.
Executive Vice President and	2018		412,005	—	—	939,575	236,076	—	63,142	1,650,798
Chief Financial Officer (5)	2017		400,005	—	981,569	—	168,000	—	52,585	1,602,159
	2016		33,333	—	1,134,120	1,280,000	14,000	—	4,269	2,465,722
David A. Metcalfe
Executive Vice President and	2018		412,005	—	—	751,660	236,076	—	54,589	1,454,330
Chief Technology Officer (6)	2017		400,005	—	633,922	—	192,000	—	29,641	1,255,568
	2016		66,667	190,000	—	930,000	28,000	—	2,037	1,216,704
Scott E. Bostick
Executive Vice President and	2018		412,005	100,000	—	751,660	236,076	—	55,975	1,555,716
Chief Operating Officer (7)	2017	*	—	—	—	—	—	—	—	—
	2016	*	—	—	—	—	—	—	—	—
Jeffrey D. Linton
Executive Vice President,	2018		115,547	—	—	724,815	50,137	—	3,154	893,653
General Counsel and Secretary (8)	2017	*	—	—	—	—	—	—	—	—
	2016	*	—	—	—	—	—	—	—	—

*	Amounts are not reported, as the individual was not a NEO during any part of the fiscal year.
(1)

The amounts in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. Assumptions made in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal year ended March 31, 2018, included in our Annual Report on Form 10-K filed with the SEC on May 24, 2018.

(2)	The amounts reflected in this column represent the amount earned as cash incentive compensation in the fiscal year.
(3)

The amounts reflected in this column represent our Company’s contribution to Nonqualified Deferred Compensation. Earnings are not included in this column as earnings are not considered above-market or preferential.

(4)

The amounts reflected in this column represent our Company’s contributions to the 401(k) plan, long-term disability insurance, gym membership reimbursement, and pooled use of the Company’s corporate van for Messrs. Frantz, Metcalfe, and Bostick. The 401(k) plan contribution amounts for fiscal year 2018 were: Mr. Frantz - $6,885; Mr. Arnold - $8,368; Mr. Metcalfe - $8,010; Mr. Bostick - $10,850; Mr. Linton - $2,188. The long-term disability insurance amounts for fiscal year 2018 were: Mr. Frantz - $6,745; Mr. Arnold - $8,259; Mr. Metcalfe - $7,930; Mr. Bostick - $7,508. Gym membership reimbursement was $1,782 for Messrs. Frantz, Arnold and Metcalfe, and $592 for Mr. Linton. The value of use of the corporate van was $36,867 for each of Messrs. Frantz, Metcalfe and Bostick. In addition, the amount reflected in this column for Mr. Arnold includes $43,733 in reimbursement for a corporate apartment, as provided for in Mr. Arnold’s employment agreement, which Mr. Arnold shares with another member of our leadership team.

(5)

Mr. Arnold was appointed Executive Vice President and Chief Financial Officer effective March 1, 2016. Mr. Arnold’s compensation for fiscal year 2016 consists of prorated amounts earned from March 1, 2016 through the end of fiscal year 2016 on March 31, 2016, as well as a signing grant of 250,000 stock options and 72,700 restricted shares pursuant to Mr. Arnold’s employment agreement.

(6)

Mr. Metcalfe was appointed Executive Vice President and Chief Technology Officer effective February 1, 2016. Mr. Metcalfe’s compensation for fiscal year 2016 consists of prorated amounts earned from February 1, 2016 through the end of fiscal year 2016 on March 31, 2016, as well as a signing bonus of $190,000 and a signing grant of 200,000 stock options pursuant to Mr. Metcalfe’s employment agreement.

(7)

Mr. Bostick was appointed Executive Vice President and Chief Operating Officer effective April 1, 2017.  Mr. Bostick joined the company in March 2016 as Chief Client Officer.  There was no change to Mr. Bostick’s existing compensatory arrangements as a result of his appointment to Executive Vice President and Chief Operating Officer.

(8)

Mr. Linton was appointed Executive Vice President, General Counsel and Secretary effective December 4, 2017. Mr. Linton’s compensation for fiscal year 2018 consists of non-prorated amounts earned from December 4, 2017 through the end of fiscal year 2018 on March 31, 2018 and a signing grant of 135,000 stock options pursuant to Mr. Linton’s employment agreement.

Compensation Program Information

Additional information about our executive compensation program can be found in the “Compensation Discussion and Analysis” section of this proxy statement.

Employment Agreement with Mr. Frantz

The Company has an employment agreement with Mr. Frantz effective July 1, 2015 that details the terms of his employment as our President and Chief Executive Officer. The term of the employment agreement is “at will”. However, the employment agreement contains various termination and change-in-control provisions as described below under “Potential Payments on Termination of Employment or Change-in-Control.”

Pursuant to the employment agreement and as part of Mr. Frantz’s new hire compensation package, we granted Mr. Frantz (i) options to purchase up to 150,000 shares of our common stock at an exercise price of $12.80 and a grant date of August 17, 2015, which options have an eight year term and vest in five, equal annual installments commencing July 1, 2016; and (ii) 25,000 shares of restricted common stock, with a grant date of August 17, 2015, which restricted shares vest in three equal, annual consecutive installments with the first vesting date occurring on July 1, 2016. In addition, following the end our 2016 fiscal year, we granted Mr. Frantz options to purchase up to 100,000 shares of our common stock at an exercise price of $12.71. These options were approved in connection with Mr. Frantz’s commencement of employment during our fiscal year 2016 but had a deferred grant date of May 31, 2016 conditioned upon Mr. Frantz remaining employed through that date, with an exercise price of $12.71 (the closing price of our stock on May 31, 2016), which options have an eight year term and vest in in five equal, annual installments with the first vesting date occurring on May 31, 2017. Also, Mr. Frantz’s employment agreement provided him eligibility under our 2016 Executive Compensation Program to receive a cash incentive bonus, as well as an equity incentive bonus in the form of restricted shares, depending on the Company’s fiscal year 2016 performance. The employment agreement also provided that Mr. Frantz shall receive three weeks of vacation each year. For a full description of Mr. Frantz’s potential cash and equity incentive awards for fiscal year 2018, please see the disclosure under “2018 Executive Compensation Program Terms.”

Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2018

The following table sets forth information regarding plan-based awards granted to our NEOs during the fiscal year ended March 31, 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (1)					All Other Stock Awards: Number of	All Other Stock Awards: Number of	Exercise or Base	Grant Date Fair Value of Stock
Name	Grant Date (2)	Threshold ($)	Target ($) (3)	Maximum ($) (3)	Threshold Performance Shares (3)	Target Performance Shares (3)		Maximum Performance Shares (3)		Shares or Stock or Units (#)	Securities Underlying Options (#)	Price of Option Awards	and Option Awards (4)
Rusty Frantz		—	618,000	927,000	—	45,000	(6)	45,000	(6)	—	—	—	—
	10/31/17	—	—	—	—	—		—		460,000	—	14.07	2,469,740
James R. Arnold, Jr.		—	247,200	370,800	—	—		—		—	—	—	—
	10/31/17	—	—	—	—	—		—		175,000	—	14.07	939,575
David A. Metcalfe		—	247,200	370,800	—	—		—		—	—	—	—
	10/31/17	—	—	—	—	—		—		140,000	—	14.07	751,660
Scott E. Bostick		—	247,200	370,800	—	—		—		—	—	—	—
	10/31/17	—	—	—	—	—		—		140,000	—	14.07	751,660
Jeffrey D. Linton (5)		—	52,500	78,750	—	—		—		—	—	—	—
	12/04/17	—	—	—	—	—		—		135,000	—	14.38	724,815

(1)

The actual cash and equity incentive compensation paid is described in the “Compensation Discussion and Analysis” of this proxy statement and represents threshold, target, and maximum cash or share incentive awards possible based on fiscal year 2018 performance. The actual cash incentive compensation paid is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. The compensation cost of the options actually awarded under the 2018 Executive Compensation Program is included in the “Option Awards” column of the Summary Compensation Table above. Information regarding the number of shares underlying the performance shares actually awarded under the 2018 Executive Compensation Program is included in the Outstanding Equity Awards at Fiscal Year End March 31, 2018 table below.

(2)	All equity grants in fiscal year 2018 were made under our Amended 2015 Equity Incentive Plan.
(3)	The amounts set forth in these columns reflect the threshold, target and maximum cash or share incentive awards possible based on fiscal year 2018 performance.
(4)

The amounts set forth in this column reflects the grant date fair value of the stock awards and stock option awards, computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. Assumptions made in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal year ended March 31, 2018, included in our Annual Report on Form 10-K filed with the SEC on May 24, 2018.

(5)

Mr. Linton was appointed Executive Vice President, General Counsel and Secretary effective December 4, 2017. The target cash estimated possible payout for Mr. Linton represents the prorated amount based on the percentage of days of fiscal year 2018 Mr. Linton was employed by the Company. On an annualized basis, the target cash estimated possible payout for Mr. Linton would be $210,000.

(6)

Represents restricted shares Mr. Frantz could have earned under a legacy multi-year performance equity incentive bonus plan dating from fiscal year 2016. This legacy bonus plan had continuing effect through fiscal year 2018 for Mr. Frantz, who was grandfathered into the program, but was not part of the 2018 Executive Compensation Program. This plan provided that Mr. Frantz was eligible to receive restricted shares based on the Company’s stock price meeting certain average trading price targets for the thirty day period ending April 30th following the end of the fiscal year. The stock price targets for the fiscal year 2018 were not met. Accordingly, the shares were not earned and were forfeited. Please see the Compensation Discussion and Analysis section of this proxy statement for additional information.

Outstanding Equity Awards at Fiscal Year Ended March 31, 2018

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Rusty Frantz	60,000	90,000	(1)	—	12.80	08/17/23	—		—	—		—
	75,000	225,000	(2)	—	12.93	05/24/24	—		—	—		—
	20,000	80,000	(3)	—	12.71	05/31/24	—		—	—		—
	—	460,000	(4)	—	14.07	10/31/25	—			—		—
	—	—		—	—	—	8,333	(9)	113,745	—		—
	—	—		—	—	—	48,750	(10)	665,438	—		—
	—	—		—	—	—	—		—	26,250	(11)	358,313
James R. Arnold, Jr.	125,000	125,000	(5)	—	15.60	03/01/24	—		—	—		—
	—	175,000	(4)	—	14.07	10/31/25	—		—	—		—
	—	—		—	—	—	24,233	(12)	330,780	—		—
				—		39,000	(10)		532,350	—		—
				—		—			—	21,000	(11)	286,650
David A. Metcalfe	100,000	100,000	(6)	—	14.20	02/01/24	—		—	—		—
	—	140,000	(4)	—	14.07	10/31/25	—		—	—		—
	—	—		—	—	—	25,187	(10)	343,803	—		—
	—	—		—	—	—	—		—	13,562	(11)	185,121
Scott E. Bostick	100,000	100,000	(5)	—	15.60	03/01/24	—		—	—		—
	6,250	18,750	(7)	—	12.78	05/25/24	—		—	—		—
	—	140,000	(4)	—	14.07	10/31/25	—		—	—		—
	—	—		—	—	—	25,187	(10)	343,803	—		—
	—	—		—	—	—	—		—	13,562	(11)	185,121
Jeffrey D. Linton	—	135,000	(8)	—	14.38	12/04/25	—		—	—		—

(1)

Option was granted August 17, 2015 and vests in five equal, annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest August 17, 2018, August 17, 2019 and August 17, 2020.

(2)

Option was granted May 24, 2016 and vests in four equal, annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest on May 24, 2018, May 24, 2019 and May 24, 2020.

(3)

Option was granted May 31, 2016 and vests in five equal, annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest on May 31, 2018, May 31, 2019, May 31, 2020 and May 31, 2021.

(4)

Option was granted October 31, 2017 and vests in four equal, annual installments commencing one year after the grant date.  Accordingly, the remaining unexercisable shares are scheduled to vest on October 31, 2018, October 31, 2019, October 31, 2020 and October 31, 2021.

(5)

Option was granted March 1, 2017 and vests in four equal, annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest on March 1, 2019, March 1, 2020 and March 1, 2021.

(6)

Option was granted February 1, 2016 and vests in four equal, annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest on February 1, 2019 and February 1, 2020.

(7)

Option was granted May 25, 2016 and vests in four equal, annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest on May 25, 2018, May 25, 2019 and May 25, 2020.

(8)	Option was granted December 4, 2017 and vests in four equal, annual installments commencing on each of the following dates: December 4, 2018 December 4, 2019, December 4, 2020 and December 4, 2021.
(9)

Restricted stock award was granted August 17, 2015 and vests in three equal, annual installments commencing one year after the grant date. Accordingly, the remaining unvested shares are scheduled to vest on July 1, 2018.

(10)

Restricted stock award was granted December 29, 2016 and vests in four equal, annual installments commencing one year after the grant date. Accordingly, the remaining unvested shares are scheduled to vest on December 29, 2018, December 29, 2019 and December 29, 2020.

(11)

Performance stock award was granted December 29, 2016 and vests in four equal, annual installments commencing one year after the grant date, subject in each case to the executive officer’s continued service and achievement of certain Company performance goals.

(12)

Restricted stock award was granted March 1, 2016 and vests in three equal, annual installments commencing one year after the grant date. Accordingly, the remaining unvested shares are scheduled to vest on March 1, 2019.

Option Exercises and Stock Vested During Fiscal Year Ended March 31, 2018

The following table sets forth information regarding options exercised and stock awards vested during fiscal year 2018 for our NEOs. Value realized on exercise is based on the difference between the per share exercise price and the closing sale price of a share of our common stock on the exercise date.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Rusty Frantz	—	$—	33,333	(1)	$485,369
James R. Arnold, Jr.	—	—	44,233		576,264
David A. Metcalfe	—	—	12,917	(2)	177,092
Scott E. Bostick	—	—	12,917	(2)	177,092
Jeffrey D. Linton	—	—	—	(3)	—

(1)	Includes 3,131 and 9,394 shares cancelled on July 1, 2017 and December 29, 2017, respectively, to cover the tax liability which arose due to the vesting.
(2)	Includes 4,853 shares cancelled on December 29, 2017 to cover the tax liability which arose due to the vesting.
(3)

Mr. Linton was appointed Executive Vice President, General Counsel and Secretary effective December 4, 2017 and received a signing grant of 135,000 stock options, none of which vested during fiscal year 2018.

Pension Benefits

We do not have any plans that provide for payments or other benefits at, following or in connection with the retirement of any NEO.

Nonqualified Deferred Compensation for Fiscal Year Ended March 31, 2018

The following table sets forth information regarding our defined contribution or other plan that provides for the deferral of compensation for any NEO on a basis that is not tax-qualified. Participating employees may defer between 5% and 50% of their compensation per plan year. In addition, we may, but are not required to, make contributions into the deferral plan on behalf of participating employees. Each employee’s deferrals together with earnings thereon are accrued as part of the long-term liabilities of our company. Investment decisions are made by each participating employee from a family of mutual funds. To offset this liability, we have purchased life insurance policies on some of our participants. We are the owner and beneficiary of the policies and the cash values are intended to produce cash needed to help make the benefit payments to employees when they retire or otherwise leave our company. Distributions will be paid out to participants either upon retirement, death, termination of employment or upon termination of the nonqualified deferred compensation plan. Distribution will generally equal the deferral amount plus or minus earnings or losses and will be in the form of a lump sum of five annual installments as elected by the participant should the account balance exceed $25,000.

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Rusty Frantz	$112,501	$1,635	$6,708	$—	$232,490
James R. Arnold, Jr.	—	—	—	—	—
David A. Metcalfe	—	—	—	—	—
Scott E. Bostick	—	—	—	—	—
Jeffrey D. Linton	—	—	—	—	—

Potential Payments Upon Termination of Employment or Change-in-Control

The following discussion describes and illustrates potential payments to our NEOs under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a March 31, 2018 termination date.

Change in Control Severance Agreements

Effective December 27, 2016, the Company entered into change of control severance agreements with each of the NEOs, except Mr. Linton whose severance agreement became effective soon after his appointment to the Company in December 2017. Additional information on these agreements can be found in the Compensation Discussion and Analysis section of this proxy statement. Under the change in control severance agreements, if the NEO is terminated by the Company without “cause”, or terminates his or her employment for “good reason” within the two-month period before or 18-month period after a “change in control” of the Company, he or she is entitled to the following benefits:

•

Mr. Frantz: (i) severance equal to 150% of base salary and target bonus, (ii) 18 months of Company-paid continuation health benefits, (iii) prorated current year cash bonus based on actual performance and (iv) certain other limited benefits, including outplacement services and legal fee reimbursement.

•

Other NEOs: (i) severance equal to 100% of base salary and target bonus, (ii) 12 months of Company-paid continuation health benefits, (iii) prorated current year cash bonus based on actual performance and (iv) certain other limited benefits, including outplacement services and legal fee reimbursement.

Assuming a change in control followed by a qualifying termination as of March 31, 2018, our NEOs would have been eligible for the following payments under the change of control severance agreements.

Named Executive Officer	Severance (1)	Continuation of Health Benefits (2)	Cash Bonus (3)	Outplacement Services (4)	Legal Fee Reimbursement (4)	Total
Rusty Frantz	$1,854,000	$34,470	$590,190	$42,000	$5,000	$2,525,660
James R. Arnold, Jr.	659,200	21,360	236,076	42,000	5,000	963,636
David A. Metcalfe	659,200	16,585	236,076	42,000	5,000	958,861
Scott E. Bostick	659,200	23,339	236,076	42,000	5,000	965,615
Jeffrey D. Linton (5)	560,000	19,186	50,137	42,000	5,000	676,323

(1)	These amounts are calculated based on fiscal year 2018 salary and target bonus amounts, both at 100%, with the exception for Mr. Frantz, as his salary amount is calculated at 150%.

(2)	These amounts are calculated based on actual average monthly health coverage costs for each respective NEO for fiscal year 2018 and pro-rated 18 months for Mr. Frantz and 12 months for the other NEOs.
(3)	These amounts are actual cash bonus earned for fiscal year 2018, which ended on March 31, 2018.
(4)	The amounts in these columns represent the maximum amount of benefits that would be reimbursed to each respective NEO, upon a qualifying termination in connection with a change in control.
(5)

Mr. Linton was appointed Executive Vice President, General Counsel and Secretary effective December 4, 2017. Mr. Linton’s cash bonus for fiscal year 2018 consists of prorated amounts earned from December 4, 2018 through the end of fiscal year 2018.

Restricted Stock Awards and Performance Stock Awards Made in December 2016

Effective December 29, 2016, the Company granted restricted stock awards (“RSAs”) and performance stock awards (“PSAs”) to the NEOs who were Company employees on that date. Mr. Linton, who joined the Company in December 2017, did not receive such RSAs or PSAs.  In the event of a “change in control” of the Company either during the NEO’s service to the Company or within two months following an involuntary termination of the NEO without “cause”, the RSAs and PSAs are eligible for 100% accelerated vesting, but, in the case of the PSAs, only if the Company performance goals are achieved as of the change in control. The RSAs granted to Mr. Frantz and Mr. Arnold are also eligible for accelerated vesting with respect to up to 50% of the RSAs’ grant date value (reduced by the value of any shares that vest based on service) if they experience a qualifying termination of employment outside a change in control context and satisfy certain other eligibility conditions set forth in the agreements (including provision of a full release of claims). Additional information on the RSAs and PSAs can be found in the Compensation Discussion and Analysis section of this proxy statement.

Acceleration of December 2016 Restricted Stock Awards (“RSAs”) - Upon Qualifying Termination in Connection with Change in Control

Assuming a qualifying termination in connection with a change of control as of March 31, 2018, our NEOs would have been eligible for the following payments under the RSAs granted in December 2016 based on 100% accelerated vesting.

Named Executive Officer	Value of Accelerated RSAs (1)
Rusty Frantz	$665,438	(2)
James R. Arnold, Jr.	532,350	(3)
David A. Metcalfe	343,803	(4)
Scott E. Bostick	343,803	(4)
Jeffrey D. Linton (5)	—

(1)	Monetary value is calculated based on the unvested outstanding shares and our $13.65 market close stock price as of March 31, 2018.
(2)	Value consists of a restricted award granted on December 29, 2016 with 48,750 unvested shares as of March 31, 2018.
(3)	Value consists of a restricted award granted on December 29, 2016 with 39,000 unvested shares as of March 31, 2018.
(4)	Value consists of a restricted award granted on December 29, 2016 with 25,187 unvested shares as of March 31, 2018.
(5)	Mr. Linton was appointed Executive Vice President, General Counsel and Secretary effective December 4, 2017 and was not a Company employee on the grant date. He did not receive the RSAs.

Acceleration of December 2016 Restricted Stock Awards (“RSAs”) - Upon Qualifying Termination not in Connection with Change in Control

Assuming a qualifying termination not in connection with a change in control as of March 31, 2018, Messrs. Frantz and Arnold would have been eligible for the following payments under the RSAs granted in December 2016 based on 50% accelerated vesting.

Named Executive Officer	Value of Accelerated RSAs (1)
Rusty Frantz	332,719	(2)
James R. Arnold, Jr.	266,175	(3)

(1)	Monetary value is calculated based on the unvested outstanding shares and our $13.65 market close stock price as of March 31, 2018.
(2)	Value consists of a restricted award granted on December 29, 2016 with 24,375 unvested shares as of March 31, 2018, at a 50% value rate.
(3)	Value consists of a restricted award granted on December 29, 2016 with 19,500 unvested shares as of March 31, 2018, at a 50% value rate.

Acceleration of December 2016 Performance Stock Awards (“PSAs”) - Upon Qualifying Termination in Connection with Change in Control

Assuming a qualifying termination in connection with a change of control, and assuming the stock price performance goals had been achieved, as of March 31, 2018, our NEOs would have been eligible for the following payments under the PSAs granted in December 2016 based on 100% accelerated vesting.

Named Executive Officer	Value of Accelerated PSAs (1)
Rusty Frantz	$358,313	(2)
James R. Arnold, Jr.	286,650	(3)
David A. Metcalfe	185,121	(4)
Scott E. Bostick	185,121	(4)
Jeffrey D. Linton (5)	—

(1)	Monetary value is calculated based on the unvested outstanding shares and our $13.65 market close stock price as of March 31, 2018.
(2)	Value consists of performance stock awards granted on December 29, 2016 with 26,250 unvested shares as of March 31, 2018.
(3)	Value consists of performance stock awards granted on December 29, 2016 with 21,000 unvested shares as of March 31, 2018.
(4)	Value consists of performance stock awards granted on December 29, 2016 with 13,562 unvested shares as of March 31, 2018.
(5)	Mr. Linton was appointed Executive Vice President, General Counsel and Secretary effective December 4, 2017 and was not a Company employee on the grant date. He did not receive the PSAs.

Stock Award Exercisability Upon Termination or Change of Control – Amended 2015 Equity Incentive Plan Provisions

Types of Awards: Our Amended 2015 Equity Incentive Plan (our “2015 Plan”) provides for the issuance of numerous types of stock-based awards, including without limitation, incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Termination of Employment: Under our 2015 Plan, vesting and exercisability of restricted stock awards and restricted stock unit awards generally terminates upon termination of employment, except as may be provided in the applicable award agreements or other agreements between the Company and the participation. Under our 2015 Plan vesting and exercisability of stock options and stock appreciation rights upon termination of employment, outside of a change of control context as discussed under “Termination Following Change of Control” below, generally has the consequences set forth in the table below, except as may be provided in the applicable award agreements or other agreements between the Company and the participant.

Reason for Termination of Employment	Stock Option and Stock Appreciation Right Exercisability Consequences Under 2015 Plan
Voluntary resignation by employee or termination without cause by us

Unvested options and stock appreciation rights terminate immediately upon termination of employment. Options and stock appreciation rights

(to the extent vested prior to termination) remain exercisable until the earlier of the expiration of the award term or three months after termination of employment.

Termination for cause by us	Unvested and vested options and stock appreciation rights terminate and become unexercisable upon termination of employment.
Disability

Options and stock appreciation rights (to the extent vested prior to termination) remain exercisable until the earlier of the expiration of the award term or twelve months after termination of employment.

Death

Options and stock appreciation rights (to the extent vested prior to termination) remain exercisable until the earlier of the expiration of the award term or eighteen months after termination of employment.

Board Powers: Under our 2015 Plan, our Board has the power to accelerate, in whole or in part, the time at which an award may be exercised or vest, and to amend the terms of any award in any way that does not impair a participant’s rights under the award.

Change in Control: Under our 2015 Plan, in the event of a change of control or corporate transaction as defined in our 2015 Plan, awards do not automatically vest; however, and unless otherwise provided for in the award agreement or otherwise expressly provided for at the time of grant, the Board in its discretion may take any of the following actions with respect to any award: (i) arrange for the surviving or acquiring corporation to assume or substitute the award; (ii) arrange for the assignment or lapse of any reacquisition or repurchase rights pertaining to the award; (iii) accelerate the award’s vesting in whole or in part; (iv) cancel any unvested or unexercised award in exchange for cash; or (v) pay the award holder the value of the excess of the award’s value in the transaction over the award’s exercise price.

Termination Following Change of Control:  Our 2015 Plan provides that a stock award may be subject to additional acceleration of vesting and exercisability in the event of a qualifying termination that occurs in connection with a change of control as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur. However, our form stock option and restricted stock award agreements under our 2015 Plan used for all grants to our employees, including our NEOs, state that the vesting and exercisability of awards granted thereunder will be accelerated in full if a grantee experiences a qualifying termination (i.e., an involuntary termination without cause or a voluntary termination with good reason) within twelve months of a change in control, as such terms are defined in the award agreements.

Acceleration Upon Termination in Connection with a Change of Control - 2015 Plan Awards (Not Including RSAs and PSAs Awarded in December 2016, Which are Discussed Above)

Assuming a qualifying termination in connection with a change in control on March 31, 2018, our NEOs would have been eligible for the following payments based on accelerated vesting of stock awards issued under our 2015 Plan. The table below does not include information concerning the Restricted Stock Awards (“RSAs”) and Performance Stock Awards (“PSAs”) awarded in December 2016, which are covered above.

Named Executive Officer	Value of Accelerated Plan Awards (1)
Rusty Frantz	$11,784,495	(2)
James R. Arnold, Jr.	4,425,780	(3)
David A. Metcalfe	3,276,000	(4)
Scott E. Bostick	3,531,938	(5)
Jeffrey D. Linton	1,842,750	(6)

(1)	Monetary value is calculated based on the unvested outstanding awards and our $13.65 market close stock price as of March 31, 2018, excluding the December 2016 RSA and PSA awards.
(2)

Value consists of restricted awards granted on August 17, 2015 with 8,333 unvested shares, 90,000 unvested options granted on August 17, 2015 with an exercise price of $12.80, 225,000 unvested options granted on May 24, 2016 with an exercise price of $12.93, 80,000 unvested options granted on May 31, 2016 with an exercise price of $12.71 and 460,000 unvested options granted on October 31, 2017 with an exercise price of $14.07.

(3)

Value consists of restricted awards granted on March 1, 2017 with 24,233 unvested shares, 125,000 unvested options granted on March 1, 2016 with an exercise price of $15.60 and 175,000 unvested options granted on October 31, 2017 with an exercise price of $14.07.

(4)	Value consists of 100,000 unvested options granted on February 1, 2016 with an exercise price of $14.20 and 140,000 unvested options granted on October 31, 2017 with an exercise price of $14.07.
(5)

Value consists of 100,000 unvested options granted on March 1, 2016 with an exercise price of $15.60, 18,750 unvested options granted on May 25, 2016 with an exercise price of $12.78 and 140,000 unvested options granted on October 31, 2017 with an exercise price of $14.07

(6)	Value consists of 135,000 unvested options granted on December 4, 2017 with an exercise price of $14.38.

Director Compensation for Fiscal Year Ended March 31, 2018

In May 2017, our Compensation Committee recommended, and in August 2017, our Board approved, our fiscal year 2018 Director Compensation Program. Under the program, each non-employee director is paid an annual cash retainer fee. Additional cash compensation is payable to the Nominating & Governance Committee Chairperson, the Compensation Committee Chairperson, the Audit Committee Chairperson, the Board Vice Chairperson, the Board Chairperson, and the Board Chairperson Emeritus. Also, each non-employee director is to be paid a $2,000 cash fee for each Nominating & Governance Committee, Compensation Committee, and Audit Committee meeting attended. The Company has a Special Transactions Committee that meets only on an as-needed basis, with the chairperson receiving a $5,000 cash fee per meeting attended and other members receiving a $3,000 cash fee per meeting attended. Under the director compensation program, each non-employee director is awarded shares of restricted common stock upon election or re-election to the Board. The shares are valued at the price of the Company’s common stock at the close of trading on the date of the director’s election or re-election to the Board. The restricted shares are issued according to the standard form award agreement pursuant to the Company’s then-current equity incentive plan and carry a restriction requiring that the shares vest on the date of the earlier of (a) one year from the date of grant, or (b) the date of the Company’s next annual meeting of shareholders following the director’s election or re-election to the Board. Vesting of the restricted shares will be accelerated in the event of the director’s death or disability, or upon a change of control of the Company. The restricted shares will be granted on a pro-rata basis for directors appointed to serve less than a full year. Additionally, the program requires that each director must own a minimum number of shares of the Company’s common stock (to include common stock purchased on the open market, unvested restricted stock, and deferred shares) valued in an amount equal to at least four times the value of the director’s annual cash retainer compensation. Directors who were on our Board at the time the Company’s fiscal year 2017 Director Compensation Plan was adopted must satisfy this ownership requirement within five years of adoption of the Company’s fiscal year 2017 Director Compensation Plan. New directors who joined our Board following the adoption of the Company’s fiscal year 2017 Director Compensation Plan must satisfy this ownership requirement within five years of their election to the Board. Our non-employee directors are eligible for Company provided COBRA health insurance coverage, for which they are required to pay the full fair market value. For fiscal year 2018, only Mr. Razin elected to receive coverage. The elements of the 2018 Director Compensation Program are set forth in the table below.

Director Compensation Program Category of Director (1)	Employee Director (Tier 0)	Non- Employee Director – Base Compensation (Tier 1)	Nominating & Governance Committee Chairperson (Additional) (Tier 2)	Compensation Committee Chairperson (Additional)	Audit Committee Chairman - Additional Compensation (Tier 3)	Vice Chairman - Additional Compensation (Tier 4)	Board Chairperson and Chairman Emeritus - Additional Compensation (Tier 5)
Annual Base Compensation	$—	$90,000	$12,000	$15,000	$20,000	$35,000	$40,000
Value of Restricted Shares	$—	$145,000	$—	$—	$—	$40,000	$40,000

Fiscal Year 2018 Director Compensation Program Terms:

(a)	Meeting attendance is expected to be at or near a 100% level.
(b)

In addition to annual cash retainer compensation, each non-employee director is to be paid a $2,000 cash fee each Nominating & Governance Committee, Compensation Committee and Audit Committee meeting attended.

(c)

Pay Tiers: Tier 0 is for directors who are full-time employees of the Company. Tier 1 is the base compensation for non-employee directors. Tier 2 is additional compensation for the Nominating and Governance Committee Chairperson. Tier 3 is additional compensation for the Compensation Committee Chairperson. Tier 4 is additional compensation for the Audit Committee Chairperson. Tier 5 is additional compensation for the Board Vice Chairperson. Tier 6 is additional compensation for the Board Chairperson and Chairman Emeritus.

(d)

In addition to the Company’s standing committees (i.e., Nominating and Governance, Compensation, and Audit) that meet on a regularly scheduled basis, the Company has a Special Transaction Committee that meets only as needed. Special Transaction Committee members receive no additional annual cash retainer compensation. The Special Transaction Committee chairperson receives a $5,000 cash fee per meeting attended, and other members receive a $3,000 cash fee per meeting attended.

(e)

Each director is to be awarded restricted shares of the Company’s common stock (“Restricted Stock”) upon the date of the director’s election or re-election to the Board and equivalent to the value amounts set forth in the table above. The shares of Restricted Stock will be valued at the price of the Company’s common stock at the close of trading on the date of the director’s election or re-election to the Board. The Restricted Stock will be issued according to the standard form of the Company’s approved Amended and Restated Stock Agreement and pursuant to the Company’s then-current Equity Incentive Plan and will carry a restriction requiring that the Restricted Stock vest on the date that is the earlier of (a) one year from the date of grant, or (b) the date of the Company’s next annual meeting of shareholders following the director’s election or re-election to the Board. Vesting of the Restricted Stock will be accelerated in the event of the director’s death or disability, or upon a change of control of the Company. The Restricted Stock will be granted on a pro-rata basis for directors appointed to serve less than a full year.

(f)

Each director must own a minimum number of shares of the Company’s common stock (to include common stock purchased on the open market, unvested Restricted Stock, and deferred shares) valued in an amount equal to at least four times the value of the director’s annual cash retainer compensation. Current directors must satisfy this ownership requirement within five years of adoption of the Company’s fiscal year 2017 Director Compensation Plan. New directors must satisfy this ownership requirement within five years of their election to the Board.

(g)	Base compensation shall be paid quarterly.

Director Compensation

The following table provides information concerning compensation for our non-employee directors for the fiscal year ended March 31, 2018. Mr. Frantz was an employee while he served as director during the fiscal year ended March 31, 2018 and thus received no additional compensation for his service as a director. The compensation received by Mr. Frantz as an employee is described elsewhere in this proxy statement.

Director Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Craig A. Barbarosh	$176,000	$185,005	$—	$—	$—	$—	$361,005
George H. Bristol	138,000	145,002	—	—	—	—	283,002
Julie D. Klapstein (3)	60,539	145,002	—	—	—	—	205,541
James C. Malone	120,000	145,002	—	—	—	—	265,002
Jeffrey H. Margolis	142,000	185,005	—	—	—	—	327,005
Morris Panner	116,000	145,002	—	—	—	—	261,002
D. Russell Pflueger (4)	47,462	—	—	—	—	—	47,462
Sheldon Razin	130,000	185,005	—	—	—	—	315,005
Lance E. Rosenzweig	100,000	145,002	—	—	—	—	245,002

(1)

The amounts reflected in this column include a portion paid at the 2018 Director Compensation Program rate while that program remained in effect, and the remaining portion paid at the 2017 Director Compensation Program rate after that program went into effect. The change in the rates occurred on the Annual Shareholder Meeting date (August 22, 2017), when the 2018 Director Compensation Program became effective.

(2)

The amounts reflected in this column represents the grant date fair value of the equity awards made in fiscal year 2018, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation.

(3)	Ms. Klapstein was appointed as a Director on August 22, 2017. The fee amount presented is prorated commencing on this date.
(4)	Mr. Pflueger retired as Director on August 22, 2017. The fee amount presented is prorated ending on this date.

At March 31, 2018, the aggregate number of option awards and shares of restricted stock awards outstanding for each of the directors named in the table was as follows:

Director Name (1)	Total Option Awards Outstanding	Total Restricted Shares Outstanding
Craig A. Barbarosh	—	11,724
George H. Bristol	—	9,189
Julie D. Klapstein	—	9,189
James C. Malone	—	9,189
Jeffrey H. Margolis	—	11,724
Morris Panner	—	9,189
Sheldon Razin	—	11,724
Lance E. Rosenzweig	—	9,189

(1)	Excludes Mr. Pflueger who retired as Director on August 22, 2017 who did not hold any options or restricted shares as of March 31, 2018.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Barbarosh and Malone, and Ms. Klapstein. None of these individuals was, during the fiscal year ended March 31, 2018, an officer or employee of the Company, and none of these individuals ever formerly served as an officer of the Company. No member of our Board has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

Compensation Committee Report

Our Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on that review and discussion, our Compensation Committee approved the Compensation Discussion and Analysis for inclusion in this proxy statement and incorporation by reference in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

COMPENSATION COMMITTEE

Craig A. Barbarosh, Chairman

Julie D. Klapstein	James C. Malone

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we have prepared the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees.  We determined our median employee based on our employees’ base salaries for fiscal year 2018.  Regularly scheduled employees who were newly hired during fiscal year 2018 or on leave for a portion of the fiscal year were assumed to have worked for the entire fiscal year 2018 measurement period.  We included all employees as of March 31, 2018, consisting of approximately 2,358 individuals located in the U.S. and 491 individuals located in India.  We then determined the annual total compensation of our median employee, which includes base salary for fiscal year 2018, annual cash bonus for fiscal year 2018, the grant date fair value of equity awards granted during the fiscal year 2018 measurement period, 401(k) matching contributions, and the cost of long term disability insurance paid by the company. The annual total compensation for our median employee for fiscal year 2018 was $60,494.  Our Chief Executive Officer’s annual total compensation for fiscal year 2018 was $3,752,839, which includes compensation as disclosed in the Summary Compensation Table in this proxy statement.  Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 62 to 1.

INFORMATION ABOUT OUR BOARD OF DIRECTORS,

BOARD COMMITTEES AND RELATED MATTERS

Board of Directors

General

Our business, property and affairs are managed under the direction of our Board of Directors. Directors are kept informed of our business through discussions with our executive officers, by reviewing materials provided to them and by participating in meetings of our Board and its committees. Our Board consists of nine directors who are elected to serve until the election and qualification of their respective successors.

Director Independence

Our Bylaws require that at least a majority of the members of our Board be independent directors. Our Bylaws define “independent director” as a person other than an executive officer or employee of our company or any other individual having a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under our Bylaws, the following persons may not be considered independent:

(a)	a director who is, or at any time during the past three years was, employed by us;
(b)

a director who accepted or who has a family member who accepted any compensation from us in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i)	compensation for Board or Board committee service;
(ii)	compensation paid to a family member who is an employee (other than an executive officer) of ours; or
(iii)	benefits under a tax-qualified retirement plan, or non-discretionary compensation.

Provided, however, that in addition to the requirements contained in this paragraph (b), audit committee members are also subject to additional, more stringent requirements under Nasdaq Rule 5605(c)(2).

(c)	a director who is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;
(d)

a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i)	payments arising solely from investments in our securities; or
(ii)	payments under non-discretionary charitable contribution matching programs.
(e)

a director of ours who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such other entity; or

(f)

a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

A “family member” for these purposes means a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

Our Board has determined that each of our non-employee directors and director nominees is “independent” as defined above and in accordance with applicable Nasdaq listing standards. Mr. Frantz, our President and Chief Executive Officer, is a member of our management team and is not independent. The above definition of independence is posted on our internet website at www.qsii.com.

Attendance at Board and Shareholders' Meetings

During the fiscal year ended March 31, 2018, our Board held ten (10) meetings. No director attended less than 75% of the aggregate of all Board meetings or meetings held by any committee of the Board on which they served (during the periods that they served) during the fiscal year ended March 31, 2018.

It is our policy that our directors are invited and encouraged to attend our annual meetings of shareholders. All of our incumbent director nominees who were members of the Board at that time were in attendance at our 2017 annual meeting of shareholders.

Board Leadership Structure

We currently have an independent Chairman of the Board separate from the Chief Executive Officer. Our Board believes it is important to maintain flexibility in its Board leadership structure and firmly supports having an independent director in a Board leadership position at all times. Accordingly, our Bylaws provide that, if we do not have an independent Chairman, our Board shall elect an independent Lead Director, having similar duties to an independent Chairman, including leading the executive sessions of the non-management directors at Board meetings. Our current Chairman provides independent leadership of our Board. Having an independent Chairman or Lead Director enables non-management directors to raise issues and concerns for the Board’s consideration without immediately involving management. The Chairman or Lead Director also serves as a liaison between our Board and senior management. Our Board has determined that the current structure, an independent Chairman, separate from the Chief Executive Officer, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a Board leadership position. In addition to our independent Chairman, we have an independent Vice Chairman of the Board whose role is to assist the independent Chairman on governance, litigation and administrative matters, internal Board mechanics and such other duties as may be delegated by the Chairman or designated by the Board from time to time.

Board Involvement in Risk Oversight

Our Board is actively engaged, as a whole, and also at the committee level, in overseeing management of our risks. Our Board regularly reviews information regarding our personnel, technology, liquidity, and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees management of financial risks, cybersecurity, and potential conflicts of interest. Our Nominating and Governance Committee manages risks associated with the independence and qualifications of our directors. On an as-needed basis, our Special Transactions Committee oversees management of risks associated with significant merger and acquisition transactions and similar activities. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports about such risks and matters which may evolve into risks.

Board Committees and Charters

Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. In addition, our Board currently has a Special Transactions Committee that meets only on an as-needed basis, as further described below.

Audit Committee

Our Board has an Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), that consists of Messrs. Bristol (Chair), Malone and Rosenzweig. Our Audit Committee is comprised entirely of “independent” (as defined in Rule 5605(a)(2) of the Nasdaq listing standards) directors and operates under a written charter adopted by our Board. The duties of our Audit Committee include meeting with our independent public accountants to review the scope of the annual audit and to review our quarterly and annual financial statements before the statements are released to our shareholders. Our Audit Committee also evaluates the independent public accountants’ performance and determines whether the independent registered public accounting firm should be retained by us for the ensuing fiscal year. In addition, our Audit Committee reviews our internal accounting and financial controls and reporting systems practices and is responsible for reviewing, approving and ratifying all related party transactions.

During the fiscal year ended March 31, 2018, our Audit Committee held eight (8) meetings. Our Audit Committee's current charter is posted on our internet website at www.qsii.com. Our Audit Committee and our Board have confirmed that our Audit Committee does and will continue to include at least three independent members. Our Audit Committee and our Board have confirmed that Mr. Bristol met applicable Nasdaq listing standards for designation as an “Audit Committee Financial Expert” and for being “independent.”

Nominating and Governance Committee

Our Board has a Nominating and Governance Committee that consists of Messrs. Panner (Chair), Barbarosh, and Bristol, each of whom is deemed independent. Our Nominating and Governance Committee is responsible for identifying and recommending nominee candidates to our Board, and is required to be composed entirely of independent directors. Our Nominating and Governance Committee may receive suggestions from current Board members, our executive officers or other sources, which may be either unsolicited or in response to requests from our Nominating and Governance Committee for such candidates. Our Nominating and Governance Committee may also, from time to time, engage firms that specialize in identifying director candidates.

Our Nominating and Governance Committee will also consider nominees recommended by shareholders for election as a director. Recommendations should be sent to our Secretary and should include the candidate's name and qualifications and a statement from the candidate that he or she consents to being named in our proxy statement and will serve as a director if elected. In order for any candidate to be considered by our Nominating and Governance Committee and, if nominated, to be included in our proxy statement, such recommendation must be received by the Secretary within the time period set forth under “Proposals of Shareholders,” below.

Our Nominating and Governance Committee works with our Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to our Board. In evaluating the suitability of individual candidates, our Nominating and Governance Committee takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today's business environment; understanding of our business; educational and professional background; personal accomplishment; and geographic, gender, age, and ethnic diversity. Our Nominating and Governance Committee evaluates each individual in the context of our Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. Our Nominating and Governance Committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director's contributions to our Board during their current term.

Once a person has been identified by our Nominating and Governance Committee as a potential candidate, our Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If our Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman of the Committee or another member of our Nominating and Governance Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on our Board, our Nominating and Governance Committee may request information from the candidate, review the person's accomplishments and qualifications and may conduct one or more interviews with the candidate. Our Nominating and Governance Committee may consider all such information in light of information regarding any other candidates that our Nominating and Governance Committee might be evaluating for nomination to our Board. Nominating and Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater firsthand knowledge of the candidate's accomplishments. Our Nominating and Governance Committee may also engage an outside firm to conduct background checks on candidates as part of the nominee evaluation process. Our Nominating and Governance Committee’s evaluation process does not vary based on the source of the recommendation, though in the case of a shareholder nominee, our Nominating and Governance Committee and/or our Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Our Nominating and Governance Committee also has authority to develop and recommend to the Board a set of corporate governance principles, to evaluate the nature, structure and operations of the Board and its committees and to make recommendations to address issues raised by such evaluations.

During the fiscal year ended March 31, 2018, our Nominating and Governance Committee held ten (10) meetings. Our Nominating and Governance Committee's current charter is posted on our internet website at www.qsii.com.

Compensation Committee

Our Board has a Compensation Committee that consists of Messrs. Barbarosh (Chair) and Malone, and Ms. Klapstein. Our Compensation Committee is composed entirely of independent directors, and is responsible for (i) ensuring that senior management will be accountable to our Board through the effective application of compensation policies, (ii) monitoring the effectiveness of our compensation plans applicable to senior management and our Board (including committees thereof) and (iii) approving the compensation plans applicable to senior management. Our Compensation Committee establishes and approves compensation policies applicable to our executive officers. During the fiscal year ended March 31, 2018, our Compensation Committee held eleven (11) meetings. Our Compensation Committee's current charter is posted on our internet website at www.qsii.com.

Our executive officers have played no role in determining the amount or form of director compensation. At the request of the Compensation Committee, our Chief Executive Officer and Executive Vice President of Human Resources provide information from time to time to our Compensation Committee about certain accomplishments, recommendations, qualitative assessments or other metrics regarding the NEOs to assist our Compensation Committee in making compensation decisions for the NEOs. We also have conducted discussions with our NEOs concerning information regarding their performance and prospects.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of an independent compensation consultant, legal counsel or other advisers to assist in carrying out the Compensation Committee’s duties and responsibilities. Prior to selecting a compensation adviser, the Compensation Committee shall assess whether work performed or advice rendered by such compensation adviser would raise any conflicts of interest. From time to time, the Compensation Committee has engaged independent compensation consultants to advise it on matters of Board and executive compensation. In each case, the Compensation Committee has utilized these compensation consultants to compile and present peer-group compensation data to the Compensation Committee, but did not delegate any authority to the consultants to determine or recommend the amount or form of executive compensation. The Compensation Committee also consults publicly available compensation data from time to time as part of its Board and executive compensation decisions. For fiscal year 2018, there were no conflicts of interest with respect to any compensation advisers.

Special Transactions Committee

Pursuant to its charter, our Special Transactions Committee shall consist of a minimum of three members, all of whom must be independent directors. The Special Transactions Committee currently consists of Messrs. Margolis (Chair), Barbarosh, Bristol, Malone and Rosenzweig. The Special Transactions Committee is responsible for reviewing, considering and making recommendations to our Board with respect to all proposals involving a material and substantial transaction, which generally means a change in more than 10% of the voting power of our company’s stock or the purchase or sale of assets constituting more than 10% of our total assets, or other transactions that the Board determines are material and substantial. The Special Transactions Committee does not have the authority to, without the Board’s approval, directly negotiate with representatives of any party to a material and substantial transaction, approve any material and substantial transaction, or enter into contracts on behalf of the company. The Special Transactions Committee is composed entirely of independent directors. Unlike our standing Audit, Compensation, and Nominating & Governance committees, the Special Transactions Committee does not hold scheduled meetings but instead meets on an as-needed basis. The Special Transactions Committee did not hold any meetings during fiscal year 2018.

Lead Director

Under our Bylaws, if at any time our Chairman of the Board is an executive officer of our Company, or for any other reason is not an independent director, a non-executive Lead Director must be selected by our independent directors. The Lead Director must be one of our independent directors, must be a member of our Audit Committee and of our Executive Committee, if we have such a committee, and is responsible for coordinating the activities of our independent directors. The Lead Director assists our Board in assuring compliance with our corporate governance procedures and policies, and coordinates, develops the agenda for, and moderates executive sessions of our Board’s independent directors. Executive sessions are typically held immediately following each regular meeting of our Board, and/or at other times as designated by the Lead Director. The Lead Director approves, in consultation with our other independent directors, the retention of consultants who report directly to our Board. If at any time our Chairman of the Board is one of our independent directors, then he or she will perform the duties of the Lead Director.

Related Matters

Audit Committee Report

Our Audit Committee reports to our Board and provides oversight of our financial management, independent registered public accounting firm, and financial reporting system, including accounting policy. Management is responsible for our financial reporting process, including our system of internal control, and for the preparation of our consolidated financial statements. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion on those statements and on management's assessment of internal control over financial reporting and for reviewing our quarterly financial statements. The Audit Committee has reviewed and discussed our audited consolidated financial statements and the assessments of internal control contained in its annual report on Form 10-K for the fiscal year ended March 31, 2018, with management and our independent registered public accounting firm.

The Audit Committee selects and retains the independent registered public accounting firm, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee has discussed the matters required under Statement on Auditing Standards No. 16, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). We have received from our independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding our independent registered public accounting firm's communications with the Audit Committee concerning independence.

The Audit Committee discussed the overall approach, scope and plans for its audit with our independent registered public accounting firm. At the conclusion of the audit, the Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of our internal control and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2018, and for filing with the SEC.

The Audit Committee has re-appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2019.

AUDIT COMMITTEE

George H. Bristol, Chairman

James C. Malone	Lance E. Rosenzweig

Code of Ethics

We have adopted a Code of Business Conduct and Ethics, or code of ethics, that applies to our Chief Executive Officer (principal executive officer), Chief Financial Officer (our principal financial officer and principal accounting officer), as well as all directors, officers and employees of the Company. Our code of ethics is posted on our internet website located at www.qsii.com and may be found as follows: From our main web page, click on “Corporate Governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of ethics by posting such information on our website, at the address and location specified above.

Security Holder Communications with our Board

Our Board has established a process to receive communications from our security holders. Security holders may contact any member (or all members) of our Board, or our independent directors as a group, any Board committee or any Chair of any such committee by mail or electronically. Correspondence should be addressed to our Board or any such individual directors, group or committee of directors by either name or title and sent “c/o Corporate Secretary” to 18111 Von Karman, Suite 800, Irvine, California 92612. To communicate with any of our directors electronically, a shareholder should send an e-mail to our Secretary, Jeffrey D. Linton at: jlinton@nextgen.com.

All communications received as set forth in the preceding paragraph will be opened by our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for our Board will be forwarded promptly to the addressee. In the case of communications to our Board, any group or committee of directors, our Secretary will make sufficient copies (or forward such information in the case of e-mail) of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, our directors and executive officers and any person who beneficially owns more than 10% of our outstanding common stock (“reporting persons”) are required to report their initial beneficial ownership of our common stock and any subsequent changes in that ownership to the SEC and Nasdaq. Reporting persons are required by SEC regulations to furnish to us copies of all reports they file in accordance with Section 16(a). Based solely upon our review of the copies of such reports received by us, or written representations from certain reporting persons that no other reports were required, we believe that during the fiscal year ended March 31, 2018, all Section 16(a) filing requirements applicable to our reporting persons were met.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

During fiscal year 2018, our Audit Committee was responsible for reviewing and approving transactions with related persons. Our Board and Audit Committee have adopted written related party transaction policies and procedures relating to approval or ratification of transactions with related persons. Under the policies and procedures, our Audit Committee is to review the material facts of all related party transactions that require our Audit Committee’s approval and either approve or disapprove of our entry into the related party transactions, subject to certain exceptions, by taking into account, among other factors the committee deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in any discussion or approval of a related party transaction for which he or she is a related party. If an interested transaction will be ongoing, the Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

Under the policies and procedures, a “related party transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $30,000 in any calendar year, we are a participant, and any related party has or will have a direct or indirect interest. A “related party” is any person who is or was since the beginning of our last fiscal year an executive officer, director or Board-approved nominee for election as a director and inclusion in our proxy statement at our next annual shareholders’ meeting, any greater than 5% beneficial owner of our common stock known to us through filings with the SEC, any immediate family member of any of the foregoing, or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or holds a similar position or in which such person has a 5% or greater beneficial ownership interest. “Immediate family member” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person's home (other than a tenant or employee).

Our Audit Committee has reviewed and pre-approved certain types of related party transactions described below. In addition, our Board has delegated to the Chair of our Audit Committee the authority to pre-approve or ratify (as applicable) any related party transaction in which the aggregate amount involved is expected to be less than $15,000. Pre-approved interested transactions include:

•

Employment of executive officers if the related compensation is required to be reported in our proxy statement or if the executive officer is not an immediate family member of another executive officer or a director of our company, the related compensation would be reported in our proxy statement if the executive officer was an “NEO,” and our Compensation Committee approved (or recommended that our Board approve) the compensation.

•	Any compensation paid to a director if the compensation is required to be reported in our proxy statement.
•

Any transaction with another enterprise at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that enterprise, if the aggregate amount involved does not exceed the greater of $30,000 or 5% of that enterprise's total annual revenues.

•

Any charitable contribution, grant or endowment by use to a charitable organization, foundation or university at which a related party's only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $10,000 or 5% of the charitable organization’s total annual receipts.

•

Any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends or stock splits).

•	Any transaction over which the related party has no control or influence on our decision involving that related party where the rates or charges involved are determined by competitive bids.
•

Any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or services made available on the same terms and conditions to persons who are not related parties.

Related Person Transactions

Indemnification Agreements

We are party to indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Articles of Incorporation and Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by California law.

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

(Proposal No. 2)

We are asking our shareholders to provide advisory approval of the compensation of our named executive officers, or NEOs, as we have described it in the “Executive and Director Compensation and Related Information-Compensation Discussion and Analysis” section of this proxy statement and the related executive compensation tables. Our executive compensation programs are designed to enable us to recruit, retain and develop effective management talent, who are critical to our success. Such programs reward our NEOs for the achievement of specific annual and long-term goals, including overall Company and performance goals and the realization of increased shareholder value.

The Compensation Committee believes that our executive compensation programs are designed appropriately to reward performance with responsible and balanced incentives.  The following is a summary of some of the key points of our executive compensation programs. We urge our shareholders to review the “Executive and Director Compensation and Related Information - Compensation Discussion and Analysis” section of this proxy statement and the related executive compensation tables for more information.

Emphasis on pay-for-performance

We believe a significant portion of our NEOs’ compensation should be variable, at risk and tied directly to the Company’s measurable performance. Consistent with these principles, a material portion of our NEOs’ compensation is in the form of performance-based incentives that are earned upon the attainment of pre-established financial goals.

Under our Fiscal Year 2018 Incentive Program, our NEOs were eligible to earn cash incentives based on the Company’s revenue and non-GAAP earnings per share performance. Detailed information about these cash incentive payments is presented above in the “Compensation Discussion and Analysis” section of this proxy statement.

Equity as a key component of compensation to align with our shareholders’ interests

Equity-based compensation aligns the interests of our management team with those of our shareholders by encouraging long-term performance. Multi-year vesting schedules create incentives for our officers to sustain performance over the long term and to encourage retention as the Company executes its new business strategy.

Balanced pay opportunities

The Compensation Committee evaluates our compensation programs annually to ensure they provide balanced and reasonable pay opportunities. In designing our compensation programs, our Compensation Committee is guided by the following compensation principles:

•

Compensation value at or below the peer group median. The total compensation values presented in the Summary Compensation Table in this proxy statement for our NEOs are all below the median by a minimum of 10%, with our CEO’s total compensation levels roughly 20% below the median of the Peer Group companies reviewed in fiscal year 2018. We believe this below-median compensation value constitutes a restrained compensation philosophy for our NEOs in the midst of effecting a corporate transformation.

•

Selective use of employment agreements and severance arrangements. Only our President and Chief Executive Officer, Mr. Frantz, has an employment agreement. Our NEOs are subject to change of control severance agreements that provide severance payments and other benefits in connection with a change of control of the Company, but only if the NEO is terminated by the Company without “cause”, or terminates his or her employment for “good reason” within the two month period before or 18 month period after a “change in control” of the Company. Also, our form equity award documents that apply generally to all employees, including our executive officers, contain double-trigger equity acceleration provisions that govern in the event of a qualifying termination in a change of control. Messrs. Frantz and Arnold were granted certain restricted stock awards that provide for partial accelerated vesting upon a qualifying termination not in connection with a change of control.

•

No perquisites; no tax gross-ups.  We do not provide any meaningful perquisites to our NEOs, other than pooled use of a corporate van and gym membership reimbursement, as well as an allowance to our Chief Financial Officer for a corporate apartment that is shared with another member of our leadership team, as detailed in the Summary Compensation Table. We do not provide tax gross-ups to our NEOs in connection with perquisites or benefits.

•	No corporate aircraft. We do not provide a corporate aircraft for personal travel of any of our NEOs.

•

Executive stock ownership policy.  We have an executive stock ownership policy designed to align our NEOs’ long-term interests with those of our shareholders and to discourage excessive risk taking. The policy requires our CEO to achieve a stock ownership level of six times base salary, while the other NEOs must achieve stock ownership levels of two times base salary. Executive officers who have not achieved the ownership requirements within five years are required to hold 100% of their after-tax profit shares acquired upon option exercises or following the vesting of other shares until they are in compliance.

•

Executive compensation recovery policy (“clawback”).  Our incentive recoupment policy provides that all incentive compensation awarded to our NEOs may be recovered in the event of a financial restatement or intentional misconduct by the NEO.

Commitment to Strong Governance Standards

We are committed to adopting and maintaining good corporate governance standards with respect to our compensation programs, procedures and practices. As such, our Company’s and Compensation Committee’s practices include the following:

•	Independent compensation committee. Our Compensation Committee designs and oversees our executive compensation programs. The Compensation Committee is comprised entirely of independent directors.
•	Annual say-on-pay advisory vote. Since 2011, we have held annual say-on-pay advisory votes in accordance with good governance practices and to maintain accountability to our shareholders.
•

Performance goals. A material portion of our NEOs’ compensation is in the form of performance-based annual cash and equity incentives that are earned upon the attainment of pre-established financial goals. These goals are tied directly to the Company’s measurable performance and designed to align the interests of our executives with those of our shareholders.

•

Risk oversight. Our Compensation Committee oversees and periodically assesses the risks associated with our compensation structure, programs and practices to ensure they do not encourage excessive risk-taking.

•

Authority to engage independent consultants. Our Compensation Committee has the authority to engage its own independent compensation consultants, legal counsel or other advisers to assist in designing and assessing our executive compensation programs and pay practices. For fiscal year 2018, our Compensation Committee engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant.

•

Prohibition on speculative trading. Board members, officers and employees are prohibited under the Company’s insider trading policy from engaging in short-term or speculative transactions in our Company’s shares.

Recommendation

The Board believes that the information provided above and within the “Executive and Director Compensation and Related Information” section of this Proxy Statement demonstrates that our executive compensation programs are designed appropriately and are working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation.

The Board has determined to hold a “say-on-pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking our shareholders to approve, on an advisory, non-binding basis, the following resolution at the 2018 annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of its NEOs, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. Although non-binding, the Compensation Committee and the Board will review and consider the voting results when making future decisions regarding our executive compensation programs. Unless the Board modifies its determination on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2019 annual meeting of shareholders.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 3)

Our shareholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accountants to audit our financial statements for the fiscal year ending March 31, 2019. Shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirements. However, our Board is submitting our Audit Committee's appointment of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment by an affirmative vote of the holders of a majority of our common stock present or represented at the meeting and entitled to vote, our Audit Committee may reconsider whether to retain PricewaterhouseCoopers LLP as our independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of us and our shareholders.

We expect that representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions posed by our shareholders.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to us by PricewaterhouseCoopers LLP, our principal accountant for professional services rendered in the audit of our consolidated financial statements for the years ended March 31, 2018 and 2017.

	2018	2017
Audit fees	$1,766,654	$1,333,163
Audit-related fees	412,827	—
Tax fees	329,045	73,826
All other fees	4,500	3,600

Audit Fees. Audit fees consist of fees billed for professional services for audit of our consolidated financial statements and review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. No audit-related fees were incurred for fiscal year 2017.  Audit-related fees for fiscal year 2018 consist of fees billed for additional professional services related to the adoption and implementation of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers: Topic 606 (“ASC 606”) and other audit-related services.

Tax Fees. Tax fees for fiscal 2018 and 2017 consist of fees billed for tax planning and advice services.

All Other Fees. All other fees for fiscal 2018 and 2017 incurred is due to the use of subscription-based accounting research and disclosure checklist tools.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

Our Audit Committee’s policy is to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by our Audit Committee prior to the completion of the audit.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES AND VOTING INSTRUCTIONS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE.

ANNUAL REPORT AND AVAILABLE INFORMATION

Our annual report containing audited financial statements for our fiscal years ended March 31, 2018 and 2017 accompanies this proxy statement. Such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material. Our internet website address is www.qsii.com. We make our periodic and current reports, together with amendments to these reports, available on our internet website, free of charge, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. You may access such filings in the “Investor Relations” section of our website. Members of the public may also read and copy any materials we file with, or furnish to, the SEC at its Public Reference Room at 100 F Street, NE, Washington, DC 20549. To obtain information on the operation of the Public Reference Room, please call the SEC at 1-800-SEC-0330. The SEC maintains an internet site at www.sec.gov that contains the reports, proxy statements and other information that we file electronically with the SEC. The information on our internet website is not incorporated by reference into this Proxy Statement. Our common stock trades on the Nasdaq Global Select Market under the symbol “QSII.”

Shareholders may obtain free of charge a copy of our latest annual report (without exhibits) as filed with the SEC by writing to: Investor Relations, Quality Systems, Inc., 18111 Von Karman Avenue, Suite 800, Irvine, California 92612 or calling (949) 255-2600. In addition, all of our public filings, including our annual report, can be found free of charge on the SEC’s website at www.sec.gov.

PROPOSALS OF SHAREHOLDERS

We have two separate and distinct rules concerning the timing of submission of shareholder proposals:

•

SEC Regulation. Pursuant to Rule 14a-8 of the SEC, proposals by shareholders that are intended for inclusion in our proxy statement and proxy and to be presented at our next year’s (i.e., 2019) annual meeting must be received by us by March 1, 2019 in order to be considered for inclusion in our proxy materials. Such proposals should be addressed to our Secretary and may be included in next year's proxy materials if they comply with certain rules and regulations of the SEC governing shareholder proposals.

•

Company Bylaws. Under our Bylaws, for all proposals by shareholders (including nominees for director) to be timely, a shareholders’ notice must be delivered to, or mailed and received at, our principal executive offices not less than 60 days nor more than 120 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days' notice or public disclosure of the date of the scheduled annual meeting is given or made, then notice by the shareholder, to be timely, must be delivered or received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which public disclosure was made. The shareholder notice must also comply with certain other requirements set forth in our Bylaws, a copy of which may be obtained by written request delivered to our Secretary.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials (that is, annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” would permit us to send a single annual report and/or a single proxy statement to any household in which two or more shareholders reside if we believe those shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the shareholder(s) must consent to the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces our expenses. We may institute householding in the future and will notify registered shareholders who would be affected by householding at that time.

Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of Quality Systems, Inc., you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our latest annual report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER MATTERS

Our Board does not intend to present any business at the annual meeting other than the matters described in this proxy statement. If any other matters are presented properly for action at the annual meeting or at any adjournments or postponements thereof, it is intended that the proxy will be voted with respect thereto by the proxy holders in accordance with the instructions and at the discretion of our Board or a properly authorized committee thereof.

By Order of the Board of Directors,

QUALITY SYSTEMS, INC.

Jeffrey D. Linton

Executive Vice President, General Counsel

and Secretary

Irvine, California

June 29, 2018

ALL SHAREHOLDERS ARE URGED TO PROMPTLY SUBMIT THEIR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS IN THE PROXY CARD, WHICH WAS OR WILL BE MAILED TO YOU ON OR ABOUT JUNE 29, 2018.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000385000_1 R1.0.1.17 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors - Proposal 1 Nominees 01 Rusty Frantz 02 Craig A. Barbarosh 03 George H. Bristol 04 Julie D. Klapstein 05 James C. Malone 06 Jeffrey H. Margolis 07 Morris Panner 08 Sheldon Razin 09 Lance E. Rosenzweig QUALITY SYSTEMS, INC. ATTN: JEFFREY D. LINTON 18111 VON KARMAN AVE., STE 800 IRVINE, CA 92612-1007 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on August 13, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials,you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on August 13 , 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Advisory vote to approve the compensation of our named executive officers (Say-on-Pay). 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000385000_2 R1.0.1.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and the Form 10-K is/are available at www.proxyvote.com QUALITY SYSTEMS, INC. PROXY FOR 2018 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints John R. "Rusty" Frantz and James R. Arnold Jr,, and each of them, individually, as attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Quality Systems, Inc. (“QSI”) held of record by the undersigned as of June 18, 2018 at the Annual Meeting of Shareholders of QSI to be held at the Marriott Hotel located at 18000 Von Karman Avenue, Irvine, California 92612, on August 14, 2018, at 9 a.m. local time and at all adjournments and postponements thereof (the “Annual Meeting”), upon the following matters, which are described in QSI’s Proxy Statement for the Annual Meeting. QSI’s Board of Directors recommends shareholders vote FOR all of the directors in Proposal 1. In Proposal 2, the Board recommends shareholders vote 'FOR". In Proposal 3, the Board recommends shareholders vote "FOR". In accordance with the discretion and at the instruction of the Board of Directors or an authorized committee thereof, the proxy holder is authorized to act upon all matters incident to the conduct of the meeting and upon other matters that properly come before the meeting subject to the conditions described in QSI's Proxy Statement concerning the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Where no direction is given, except in the case of broker non-votes, the shares will be voted in accordance with the Board of Directors’ recommendations. This proxy confers discretionary authority to cumulate votes for any or all of the nominees for election of directors for which authority to vote has not been withheld, in accordance with the instruction of the Board of Directors or an authorized committee thereof. If any nominee named on the reverse side declines or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof. Continued and to be signed on reverse side